Exhibit F

TRANSACTION AGREEMENT
by and among
DISCOVERY HOLDING COMPANY,
DISCOVERY COMMUNICATIONS, INC.,
DHC MERGER SUB, INC.,
ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP,
and with respect to Section 5.14 hereof only
ADVANCE PUBLICATIONS, INC., and
NEWHOUSE BROADCASTING CORPORATION
Dated as of June 4, 2008

i

ii

Exhibits

Form of Escrow Agreement	Exhibit A
Form of Registration Rights Agreement	Exhibit B
Form of Reorganization Agreement	Exhibit C
Form of Tax Sharing Agreement	Exhibit D
Restated Certificate of Incorporation	Exhibit 2.01(c)(i)
Restated Bylaws	Exhibit 2.01 (c)(ii)
Form of Rights Agreement	Exhibit 2.01(c)(iii)
Merger Agreement	Exhibit 2.03(a)
ANPP Tax Opinion Representations	Exhibit E
DHC Tax Opinion Representations	Exhibit F

iii

          TRANSACTION AGREEMENT (this “Agreement”), dated as of June 4, 2008, by and among Discovery Holding Company, a Delaware corporation (“DHC”), Discovery Communications, Inc. a Delaware corporation and Wholly-Owned Subsidiary of DHC (“New DHC), DHC Merger Sub, Inc., a Delaware corporation and Wholly-Owned Subsidiary of New DHC (“Merger Sub”), Advance/Newhouse Programming Partnership, a New York general partnership (“ANPP”), and with respect to Section 5.14 hereof only, Advance Publications, Inc., a New York corporation (“API”), and Newhouse Broadcasting Corporation, a New York corporation (“NBCo” and together with API, the “ANPP Parents”).
Preliminary Statement
          WHEREAS, DHC Beneficially Owns all of the membership interests of Ascent Media Group, LLC, a Delaware limited liability company (“AMG”), which, among other things, operates the Audio Business (as defined below);
          WHEREAS, the board of directors of DHC (the “DHC Board”) has deemed it advisable and in the best interest of DHC and its stockholders to effect the AMG Spin-Off (as defined below) pursuant to this Agreement and the Reorganization Agreement (as defined below), and the completion of the AMG Spin-Off is a condition precedent to the transactions contemplated by this Agreement;
          WHEREAS, DHC is the Beneficial Owner of 25,200 limited liability company interests (the “DHC Discovery Shares”) of Discovery Communications Holding, LLC, a Delaware limited liability company (“Discovery”), and ANPP is the owner of 12,600 limited liability company interests (the “ANPP Discovery Shares”) of Discovery;
          WHEREAS, DHC is the Beneficial Owner of limited partnership interests of Animal Planet, L.P., a Delaware limited partnership (“Animal Planet”), representing 10% of the outstanding partnership interests of Animal Planet (the “DHC AP Interests”), and ANPP is the owner of limited partnership interests of Animal Planet, representing 5% of the outstanding ownership interest of Animal Planet (such interests, the “ANPP AP Interests” and, together with the ANPP Discovery Shares, the “ANPP Contributed Assets”),
          WHEREAS, upon the terms and conditions set forth in this Agreement and the other Transaction Documents (as defined below), (i) each of DHC, New DHC and ANPP desire that, immediately following the AMG Spin-Off, ANPP contribute the ANPP Discovery Shares and the ANPP AP Interests to New DHC in exchange for shares of New DHC Preferred Stock (as defined below) as provided herein, and (ii) the DHC Board has deemed it advisable and in the best interest of DHC and its stockholders to, immediately following the contribution described in clause (i) of this recital, merge Merger Sub with and into DHC, which will result in New DHC becoming the new public parent company of Discovery and DHC (as the surviving corporation in the merger with Merger Sub) will become a Wholly-Owned Subsidiary of New DHC and shares of outstanding DHC Common Stock (as defined below) will be converted into shares of New DHC Common Stock (as defined below); and
          NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I
Definitions and Usage
     Section 1.01. Definitions. For purposes of this Agreement, the following terms will have the following meanings:
          “Affiliate” of any specified Person means any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person; provided, that, for purposes of the foregoing, neither DHC nor ANPP will be an Affiliate of Discovery or of each other.
          “AMG Spin-Off” means the distribution to the holders of record of DHC Common Stock at the close of business on the record date set by the DHC Board, of all the issued and outstanding shares of capital stock of the Spin-Off Company on the terms and conditions described in the Reorganization Agreement.
          “Animal Planet Limited Partnership Agreement” means the Limited Partnership Agreement of Animal Planet L.P., dated as of December 20, 1996, by and among Animal Planet, L.L.C., Liberty Animal Planet, Inc., NBCo and Cox Discovery, Inc., as amended from time to time.
          “ANPP Tax Opinion Representations” means the representations set forth in a letter, which will be executed by ANPP on such date as the DHC Tax Counsel or the ANPP Tax Counsel issues its respective opinion and re-executed as of the Closing Date, to be made by ANPP to the ANPP Tax Counsel and DHC Tax Counsel as a condition to, and in connection with, the issuance of the respective opinions of the ANPP Tax Counsel and DHC Tax Counsel, including representations in form and substance as set forth in Exhibit E to this Agreement (amended as necessary to reflect changes in relevant facts occurring after the date of this Agreement and on or before the execution or re-execution date, as applicable).
          “Antitrust Division” means the Antitrust Division of the United States Department of Justice.
          “Audio Business” means the businesses operated in the United States by AMG and its subsidiaries under the brand names Soundelux, Todd-AO, Sound One, POP Sound, Modern Music, DMG and The Hollywood Edge, substantially all the assets and Liabilities of which as of the date hereof are reflected on the unaudited balance sheet of the Audio Company as of December 31, 2007, and the operating results of which are reflected on the unaudited Audio Business consolidated statement of operations (adjusted) for the period ended December 31, 2007, a copy of each of which is set forth as Schedule 1.01 hereto.
          “Audio Company” means Ascent Media Creative Sound Services, Inc., which following the DHC Restructuring will own all of the businesses, assets, properties and Liabilities comprising the Audio Business.
          “Beneficial Ownership” or “Beneficially Own” has the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that for purposes of determining

Beneficial Ownership, a Person will be deemed to be the Beneficial Owner of any securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time or occurrence of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) or upon the exercise of conversion rights, exchange rights, warrants, options, rights or otherwise.
          “Business Day” means any day other than Saturday, Sunday or any day on which banks are required or permitted to close in Denver, Colorado or New York, New York.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations and published orders of the FCC thereunder.
          “Contracts” means all contracts, agreements, commitments and other legally binding arrangements, whether oral or written.
          “Control” means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise, and the terms “Controlling”, “Controlled by”, and “under common Control with” will have correlative meanings.
          “Current Effective Tax Rate” means (i) 8.4%, in the case of amounts received as dividends from a domestic corporation for which the dividends received deduction is allowed under Section 243(a) of the Code, as modified by Section 243(c) of the Code (or any corresponding provision of any successor statute) and (ii) 42%, in all other cases, in each case, subject to adjustment for any calendar year in which the highest federal corporate Tax rate is other than the 35% Tax rate, or the percentage of the dividends received deduction under Section 243(a) of the Code (as modified by Section 243(c) of the Code) is other than the 80% deduction, included in the calculation of the applicable Tax rate above.
          “Debt” means, with respect to any Person at any time, without duplication, (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except (x) trade accounts payable that arise in the ordinary course of business and (y) obligations relating to employee benefits or any other compensatory arrangements in favor of any employee; (iv) all obligations of such Person as lessee under capital leases other than capital leases relating to equipment entered into in the ordinary course of business consistent with past practice; (v) all obligations of such Person, which such Person is required to, or may, at the option of any other Person, become obligated to, redeem, repurchase or retire; (vi) all Debt of others secured by a Lien on any asset of such Person; and (vii) all Debt of others guaranteed by such Person.
          “DHC Common Stock” means the DHC Series A Common Stock, the DHC Series B Common Stock and the DHC Series C Common Stock.

          “DHC Incentive Plans” means the Discovery Holding Company 2005 Incentive Plan (As Amended and Restated Effective August 15, 2007), the Discovery Holding Company 2005 Non-Employee Director Plan (As Amended and Restated Effective August 15, 2007) and the Discovery Holding Company Transitional Stock Adjustment Plan (As Amended and Restated Effective August 15, 2007).
          “DHC Parties” means, collectively, DHC, New DHC and Merger Sub.
          “DHC Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to at any time since March 9, 2005 by DHC or by any trade or business, whether or not incorporated (“DHC ERISA Affiliate”), that together with DHC would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA, for the benefit of any employee, director or former employee or director of DHC or any DHC ERISA Affiliate including any such type of plan established, maintained or contributed to under the laws of any foreign country; provided, however, that DHC Plan will not include any such plan or arrangement maintained by (i) Discovery or any Subsidiary of Discovery, (ii) the Spin-Off Company or any Subsidiary of the Spin-Off Company, or (iii) the Audio Company or any Subsidiary of the Audio Company.
          “DHC Restructuring” means the restructuring effected by DHC and its Subsidiaries pursuant to the steps set forth on Schedule 1.02 hereto.
          “DHC Rights Agreement” means the Rights Agreement, dated as of July 18, 2005, between DHC and Computershare Trust Company, N.A., as Rights Agent.
          “DHC Series A Common Stock” means the Series A Common Stock, par value $0.01 per share, of DHC (including the DHC Series A Right attached thereto).
          “DHC Series B Common Stock” means the Series B Common Stock, par value $0.01 per share, of DHC (including the DHC Series B Right attached thereto).
          “DHC Series C Common Stock” means the Series C Common Stock, par value $0.01 per share, of DHC (including the DHC Series C Right attached thereto).
          “DHC Series A Right” has the meaning ascribed to it in the DHC Rights Agreement.
          “DHC Series B Right” has the meaning ascribed to it in the DHC Rights Agreement.
          “DHC Series C Right” has the meaning ascribed to it in the DHC Rights Agreement.
          “DHC Tax Opinion Representations” means the representations set forth in a letter, which will be executed by DHC on such date as the DHC Tax Counsel or the ANPP Tax

Counsel issues its respective opinion and re-executed as of the Closing Date, to be made by DHC to the DHC Tax Counsel and ANPP Tax Counsel as a condition to, and in connection with, the issuance of the respective opinions of the DHC Tax Counsel and the ANPP Tax Counsel, including representations in form and substance as set forth in Exhibit F to this Agreement (amended as necessary to reflect changes in relevant facts occurring after the date of this Agreement and on or before the execution or re-execution date, as applicable).
          “Discovery Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of Discovery Communications Holding, LLC, dated as of May 14, 2007, by and among ANPP, LMC Discovery, Inc. and John S. Hendricks.
          “DGCL” means the Delaware General Corporation Law, as amended from time to time.
          “Escrow” means the escrow account established pursuant to the Escrow Agreement.
          “Escrow Agent” means an entity mutually agreeable to New DHC and ANPP to serve as escrow agent under the Escrow Agreement.
          “Escrow Agreement” means the agreement between New DHC and ANPP in substantially the form of Exhibit A (subject to any reasonable changes requested by the Escrow Agent), pursuant to which, among other matters, ANPP and New DHC will establish the Escrow pursuant to the terms and conditions set forth in Section 2.05.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
          “Fair Market Value” means with respect to a share of any series of New DHC Common Stock on any day, the last sale price (or, if no last sale price is reported, the average of the high bid and low asked prices) for a share of the applicable series of New DHC Common Stock on such day (or if such day is not a trading day, the next trading day) as reported on the Nasdaq Stock Market, Inc. or if such shares are not then listed on the Nasdaq Stock Market, Inc., as reported on the consolidated transaction reporting system for the principal national securities exchange on which shares of the applicable series of New DHC Common Stock are listed on such day; provided, that, if for any day the Fair Market Value of a share of the applicable series of New DHC Common Stock is not determinable by any of the foregoing means, then the Fair Market Value for such day shall be determined in good faith by the board of directors of New DHC or any committee thereof on the basis of such quotations and other considerations as the board or its committee deems appropriate.
          “FCC” means the United States Federal Communications Commission, including a bureau or subdivision thereof acting on delegated authority.
          “FTC means the United States Federal Trade Commission.
          “GAAP” means generally accepted accounting principles as accepted by the accounting profession in the United States as in effect from time to time, consistently applied.

          “Governmental Authority” means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, department, board, commission, court or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “Income Tax” means all Taxes based on or measured by net income.
          “Law” means any federal, state, local or foreign law, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of a Governmental Authority, including any of the foregoing as they relate to Tax.
          “Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
          “Lien” means any lien, mortgage, pledge, security interest, encumbrance or other similar security arrangement which grants to any Person any security interest, including any restriction on the transfer of any asset, any right of first offer, right of first refusal, right of first negotiation or any similar right in favor of any Person, any restriction on the receipt of any income derived from any asset and any limitation or restriction on the right to own, vote, sell or otherwise dispose of any security, but excluding any such restrictions, limitations and other encumbrances for Taxes not yet due and payable.
          “Loss” means any loss, liability, claim, damage or expense (including reasonable legal fees and expenses).
          “New DHC Common Stock” means the New DHC Series A Common Stock, the New DHC Series B Common Stock and the New DHC Series C Common Stock.
          “New DHC Preferred Stock” means the New DHC Series A Preferred Stock and the New DHC Series C Preferred Stock.
          “New DHC Rights” means, collectively, the New DHC Series A Rights, the New DHC Series B Rights and the New DHC Series C Rights.
          “New DHC Series A Common Stock” means the Series A Common Stock, par value $0.01 per share, of New DHC (including, after the Effective Time of the Merger, the New DHC Series A Right attached thereto pursuant to the New DHC Rights Agreement).

          “New DHC Series B Common Stock” means the Series B Common Stock, par value $0.01 per share, of New DHC (including, after the Effective Time of the Merger, the New DHC Series B Right attached thereto pursuant to the New DHC Rights Agreement).
          “New DHC Series C Common Stock” means the Series C Common Stock, par value $0.01 per share, of New DHC (including, after the Effective Time of the Merger, the New DHC Series C Right attached thereto pursuant to the New DHC Rights Agreement).
          “New DHC Series A Preferred Stock” means the Series A Convertible Participating Preferred Stock, par value $0.01 per share, of New DHC (including, after the Effective Time of the Merger, the New DHC Series A Right attached thereto pursuant to the New DHC Rights Agreement).
          “New DHC Series C Preferred Stock” means the Series C Convertible Participating Preferred Stock, par value $0.01 per share, of New DHC (including, after the Effective Time of the Merger, the New DHC Series C Right attached thereto pursuant to the New DHC Rights Agreement).
          “New DHC Series A Right ”means a Series A Right (as defined in the New DHC Rights Agreement).
          “New DHC Series B Right ”means a Series B Right (as defined in the New DHC Rights Agreement).
          “New DHC Series C Right ”means a Series C Right (as defined in the New DHC Rights Agreement).
          “Permitted Liens” means, collectively, (i) all statutory or other liens for taxes or assessments which are not yet due or the validity of which is being contested in good faith by appropriate proceedings, (ii) all mechanics’, material men’s, carriers’, workers’ and repairers’ liens, and other similar liens imposed by law, incurred in the ordinary course of business, which allege unpaid amounts that are less than 30 days delinquent or which are being contested in good faith by appropriate proceedings, and (iii) all other Liens which do not materially detract from or materially interfere with the marketability, value or present use of the asset subject thereto or affected thereby.
          “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity.
          “Registration Rights Agreement” means the agreement between New DHC and ANPP relating to the registration of shares of New DHC Common Stock issuable upon conversion of shares of New DHC Preferred Stock, in substantially the form of Exhibit B hereto.
          “Related Party” means any Affiliate of a Person; provided, that, for the purposes of this definition only, without limiting the generality of the definition of Affiliate, any Person (“First Person”) that directly or indirectly owns and has the right to vote or direct the vote (in the election of directors) of securities of another Person (“Other Person”) constituting 25% or more of the outstanding voting power of such Other Person will be deemed to Control such

Other Person, so long as no other securityholder of such Other Person directly or indirectly owns and has the right to vote or direct the vote (in the election of directors) of securities of such Other Person constituting a greater percentage of the outstanding voting power that is owned by such First Person in such Other Person.
          “Retained Subsidiaries” means the Subsidiaries of DHC, after giving effect to the DHC Restructuring, other than the Spin-Off Company, the Audio Company and their respective Subsidiaries.
          “SEC” means the United States Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
          “Reorganization Agreement” means the agreement relating to the AMG Spin-Off by and among DHC, AMG and certain of their Subsidiaries, in substantially the form of Exhibit C hereto.
          “Spin-Off Effective Time” has the meaning ascribed to such term in the Reorganization Agreement.
          “Subsidiary” when used with respect to any Person, means any other Person (1) of which (x) in the case of a corporation, at least (A) a majority of the equity and (B) a majority of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns a majority of the equity interests thereof and (B) has the power to elect or direct the election of a majority of the members of the governing body thereof or otherwise has Control over such organization or entity; or (2) that is required to be consolidated with such first Person for financial reporting purposes under GAAP; provided that, for purposes of this Agreement, unless otherwise specified, prior to the Closing neither Discovery nor any of its Subsidiaries will be deemed to be Subsidiaries of (x) DHC or any of DHC’s Subsidiaries or (y) ANPP or any of ANPP’s Subsidiaries, whether or not such entities would otherwise be Subsidiaries of DHC or any of DHC’s Subsidiaries or ANPP or any of ANPP’s Subsidiaries, as applicable, under the foregoing definition.
          “Tax Return” means a report, return or other information required to be supplied to or filed with a Taxing Authority with respect to any Tax including an information return, claim for refund, amended Tax Return or declaration of estimated Tax.
          “Taxes” means (i) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, and all unclaimed property assessments, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.

          “Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Tax.
          “Tax Sharing Agreement” means the agreement among DHC, New DHC, the Spin-Off Company and the other parties thereto, in substantially the form of Exhibit D hereto.
          “Transaction Documents” means this Agreement, the Merger Agreement, the Reorganization Agreement, the Registration Rights Agreement and the Escrow Agreement, collectively.
          “Transactions” means the transactions contemplated by the Transaction Documents.
          “Unconditional Time” means such time prior to the Spin-Off Effective Time as all conditions to each party’s obligation to consummate the Transactions have been satisfied or waived, other than the delivery of (v) the certificates specified in Sections 7.02(c) and 7.03(c), (w) the DHC Tax Opinion Representations and the ANPP Tax Opinion Representations, (x) the opinions of ANPP Tax Counsel and DHC Tax Counsel pursuant to Sections 7.02(d) and 7.03(d), respectively, (y) all documents and instruments necessary to effect the ANPP Contribution (including share, limited liability company interest or limited partnership interest certificates, if any, or other instruments evidencing the ANPP Contribution Shares and the ANPP Contributed Assets) and (z) all documents and instruments necessary to effect the Merger (including the Certificate of Merger), each of which have been validly executed by the applicable party.
          “VWAP” means, (i) with respect to the DHC Series A Common Stock or DHC Series B Common Stock, the average of the daily volume weighted average prices of such security over the 5-trading days ending on the trading day immediately preceding the Closing Date or, if applicable, the trading day immediately preceding the first date on which the DHC Series A Common Stock or DHC Series B Common Stock, as applicable, trades regular way on the Nasdaq Global Select Market without the right to receive shares of common stock of the Spin-Off Company, and (ii) with respect to the New DHC Series A Common Stock, New DHC Series B Common Stock, New DHC Series C Common Stock, Series A common stock of the Spin-Off Company or Series B common stock of the Spin-Off Company, the average of the daily volume weighted average prices of such security over the 10-trading days beginning on the day immediately following the Closing.
          “Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary of such Person, 100% of the equity and voting interest in which is owned beneficially or of record, directly and/or indirectly, by such Person.
          Section 1.02. Additional Terms. As used in this Agreement, the following terms will have the meanings set forth in the referenced sections of this Agreement:

Term	Section
Agreement	Preamble
AMG	Preliminary Statement
Animal Planet	Preliminary Statement

Term	Section

ANPP	Preamble
ANPP AP Interests	Preliminary Statement
ANPP Indemnified Parties	Section 9.0l(a)(i)
ANPP Contribution	Section 2.02(a)
ANPP Contributed Assets	Preliminary Statement
ANPP Contribution Shares	Section 2.02(a)
ANPP Discovery Shares	Preliminary Statement
ANPP Escrow Shares	Section 2.02(a)
ANPP Parents	Preamble
ANPP Tax Counsel	Section 7.02(d)
Antitrust Laws	Section 5.05(b)(ii)
API	Preamble
Balance Sheet	Section 3.07(b)
Carryover Director	Section 2.03(d)(ii)
Certificate of Merger	Section 2.03(a)
Closing	Section 2.04
Closing Date	Section 2.04
Closing Documents	Section 5.12(b)
Contribution Effective Time	Section 2.02(a)
Converted Options	Section 2.03(d)(iv)
Converted Series A Option	Section 2.03(d)(i)
Converted Series B Option	Section 2.03(d)(iv)
DHC	Preamble
DHC AP Interests	Preliminary Statement
DHC Board	Preliminary Statement
DHC Bylaws	Section 2.03(e)
DHC Charter	Section 2.03(e)
DHC Discovery Shares	Preliminary Statement
DHC Group	Section 3.15(b)
DHC Indemnified Parties	Section 9.01(b)
DHC Preferred Stock	Section 3.05(a)(i)
DHC SEC Filings	Section 3.07(a)
DHC Stockholder Approval	Section 3.03
DHC Tax Counsel	Section 7.03(d)
Director Series A Option	Section 2.03(d)(ii)
Discovery	Preliminary Statement
Effective Time	Section 2.03(a)
Existing New DHC Common Stock	Section 3.05(c)(i)
Indemnified Party	Section 9.03(a)
Indemnifying Party	Section 9.03(a)
LMC	Section 3.15(b)
LMC Group	Section 3.15(b)
Loss Percentage	Section 9.02
Material Contracts	Section 3.09

Term	Section

Merger	Section 2.03(a)
Merger Agreement	Section 2.03(a)
Merger Sub	Preamble
NBCo	Preamble
New DHC	Preamble
New DHC Bylaws	Section 2.0 l(c)(ii)
New DHC Charter	Section 2.0 l(c)(i)
New DHC Rights Agreement	Section 2.0 l(c)(iii)
Nondisclosure Agreement	Section 5.04
Proxy Statement/Prospectus	Section 5.08(b)
Registration Statement	Section 5.08(b)
Rights Dividend	Section 2.03(c)
Rollover SARs	Section 2.03(d)(iii)
Scheduled Series A Option	Section 2.03(d)(i)
Series A Option	Section 2.03(d)(iii)
Series B Option	Section 2.03(d)(iv)
Series C Option	Section 2.03(d)(i)
Series A SAR	Section 2.03(d)(iii)
Series C SAR	Section 2.03(d)(iii)
Special Meeting	Section 5.08(a)
Spin-Off Company	Section 2.0l(a)(i)
Spin-Off Company Series A Option	Section 2.03(d)(i)
Spin-Off Company Series B Option	Section 2.03(d)(iv)
Submission	Section 5.05(b)
Surviving Entity	Section 2.03(a)
Transfer Taxes	Section 5.06(b)
Voting Subsidiary Debt	Section 3.06(a)
ARTICLE II
Transactions and Closing
          Upon the terms and subject to the conditions set forth herein, the parties will consummate each of the following transactions.
     Section 2.01. PreClosing Restructuring Transactions and AMG Spin-Off.
          (a) After the Unconditional Time, but prior to the Spin-Off Effective Time, DHC will complete the DHC Restructuring such that after the DHC Restructuring:
          (i) DHC will be the sole shareholder of an entity (the “Spin-Off Company”) that owns (x) all of the businesses, assets, properties and Liabilities currently held by AMG, other than the businesses, assets, properties and Liabilities comprising the Audio Business and (y) all cash and cash equivalents held by DHC immediately prior to the Closing (other than, at the sole discretion of DHC, cash held in bank accounts in the name of Audio Company or any of its Subsidiaries); and
               (ii) DHC, the Retained Subsidiaries and the Audio Company and its Subsidiaries will hold all of the businesses, assets, properties and Liabilities currently held by DHC, other than those businesses, assets (including all cash and cash equivalents held by DHC immediately prior to the Closing (other than, at the sole discretion of DHC, cash held in bank accounts in the name of Audio Company or any of its Subsidiaries)), properties and Liabilities transferred to the Spin-Off Company.
          (b) Following the Unconditional Time and the completion of the DHC Restructuring, but prior to the Contribution Effective Time (as defined below), DHC will take all actions within its control legally required to effect the AMG Spin-Off. The parties agree that, notwithstanding any other provision of this Agreement, DHC and its Subsidiaries, and to the extent applicable, Discovery and its Subsidiaries, are expressly authorized and permitted to take the actions contemplated in Article II.
          (c) Prior to the Contribution Effective Time, New DHC will:
               (i) cause the Certificate of Incorporation of New DHC (“New DHC Charter”) to be restated as set forth in Exhibit 2.01(c)(i) and filed with the Delaware Secretary of State;
               (ii) cause the Bylaws (“New DHC Bylaws”) of New DHC to be restated as set forth in Exhibit 2.01(c)(ii); and
               (iii) execute and deliver to the Computershare Trust Company, N.A., the Rights Agreement between New DHC and the Computershare Trust Company, N.A., in substantially the form of Exhibit 2.01(c)(iii) hereof (the “New DHC Rights Agreement”).
     Section 2.02. Contributions and Merger. At the Closing, immediately following the consummation of the AMG Spin-Off, upon the terms and subject to the conditions set forth in this Agreement and in the order set forth below (and otherwise substantially concurrently):
          (a) ANPP will contribute, convey, transfer, assign and deliver to New DHC (the “ANPP Contribution”), free and clear of all Liens, the ANPP Contributed Assets, in exchange for (i) a number of shares of New DHC Series A Preferred Stock equal to one-half of the sum of (x) the aggregate number of shares of New DHC Series A Common Stock to be issued in the Merger and (y) the aggregate number of shares of New DHC Series B Common Stock to be issued in the Merger, (ii) a number of shares of New DHC Series C Preferred Stock equal to one-half of the aggregate number of shares of New DHC Series C Common Stock to be issued in the Merger, (iii) an additional number of shares of New DHC Series A Preferred Stock equal to one-half of the sum of (x) the aggregate number of shares of New DHC Series A Common Stock to which the Series A SARs (as defined below) relate, (y) the aggregate number of shares of New DHC Series A Common Stock issuable upon exercise of the Converted Series A Options (as defined below) and (z) the aggregate number of shares of New DHC Series B Common Stock issuable upon exercise of the Converted Series B Option (as defined below), and

(iv) an additional number of shares of New DHC Series C Preferred Stock equal to one-half of the sum of (x) the aggregate number of shares of New DHC Series C Common Stock to which the Series C SARs (as defined below) relate and (y) the aggregate number of shares of New DHC Series C Common Stock issuable upon exercise of the Series C Options (as defined below) (such additional shares of New DHC Preferred Stock referenced in (iii) and (iv) (including any shares of New DHC Common Stock issuable upon conversion of such shares of New DHC Preferred Stock) are referred to collectively as the “ANPP Escrow Shares”, and together with the other shares of New DHC Preferred Stock referenced in (i) and (ii) are referred to collectively as the “ANPP Contribution Shares”). The contribution, conveyance, transfer and assignment by ANPP of the ANPP Contributed Assets will be evidenced by duly endorsed in blank limited liability company interest or limited partnership interest certificates, if any, or by instruments of transfer reasonably satisfactory in form and substance to DHC, and the issuance of the ANPP Contribution Shares by New DHC to ANPP will be evidenced by share certificates or by instruments reasonably satisfactory in form and substance to ANPP. The time at which the ANPP Contribution is completed pursuant to this Section 2.02(a) is referred to as the “Contribution Effective Time”. The ANPP Escrow Shares will be issued by New DHC to ANPP no later than the second Business Day after the number of shares of New DHC Common Stock subject to the Series A SARs, the Converted Series A Options, Converted Series B Options, Series C SARs and Series C Options is determined as provided in Section 2.03(d) below.
          (b) DHC, New DHC and Merger Sub will effect the Merger, as described in Section 2.03 below.
     Section 2.03. The Merger.
          (a) Simultaneously with the execution and delivery of this Agreement, DHC, New DHC and Merger Sub have entered into an Agreement and Plan of Merger, dated the date hereof, a copy of which is attached hereto as Exhibit 2.03(a) (the “Merger Agreement”). As described in Section 2.02, upon the terms and conditions of the Merger Agreement and immediately following the Contribution Effective Time, Merger Sub will merge (the “Merger”) with and into DHC in accordance with the provisions of the DGCL, and upon the Effective Time, the separate corporate existence of Merger Sub will cease and DHC will continue as the surviving entity in the Merger (the “Surviving Entity”). The Effective Time of the Merger (the “Effective Time”) will be on the date and at the time that the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with Section 251 of the DGCL (the “Certificate of Merger”), has been accepted for filing by the Delaware Secretary of State, and all other documents required by the DGCL to effectuate the Merger will have been properly executed and filed (or such later date and time as may be specified in the Certificate of Merger); provided that, under no circumstances, will the Effective Time of the Merger occur prior to the Spin-Off Effective Time or the Contribution Effective Time.
          (b) From and after the Effective Time of the Merger, the Merger will have the effects set forth in the DGCL (including Sections 259, 260 and 261 thereof) and the Merger Agreement, the terms of which are incorporated into this Section 2.03. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, all the properties, rights, privileges, powers and franchises of DHC and Merger Sub will vest in the

Surviving Entity, and all debts, liabilities and duties of DHC and Merger Sub will, by operation of law, become the debts, liabilities and duties of the Surviving Entity.
          (c) By virtue of the Merger and as more fully described in the Merger Agreement, at the Effective Time of the Merger:
               (i) each share of DHC Series A Common Stock outstanding immediately prior to the Effective Time of the Merger (together with the DHC Series A Right attached thereto) will be converted into and represent the right to receive, and will be exchangeable for, 0.50 shares of New DHC Series A Common Stock and 0.50 shares of New DHC Series C Common Stock;
               (ii) each share of DHC Series B Common Stock outstanding immediately prior to the Effective Time of the Merger (together with the DHC Series B Right attached thereto) will be converted into and represent the right to receive and will be exchangeable for, 0.50 shares of New DHC Series B Common Stock and 0.50 shares of New DHC Series C Common Stock;
               (iii) each share of DHC Series A Common Stock and DHC Series B Common Stock held in treasury of DHC immediately prior to the Effective Time of the Merger will be canceled and retired without payment of any consideration therefor and without any conversion thereof; and
               (iv) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time of the Merger will be converted into one share of the common stock of the Surviving Entity and the shares of common stock of the Surviving Entity so issued in such conversion will constitute the only outstanding shares of capital stock of the Surviving Entity.
Immediately after the Effective Time of the Merger, the board of directors of New DHC will declare a dividend (the “Rights Dividend”) of preferred share purchase rights pursuant to the New DHC Rights Agreement to holders of New DHC Common Stock of record as of the Effective Time of the Merger and the holders of the New DHC Preferred Stock. The Rights Dividend will consist of one New DHC Series A Right for each share of New DHC Series A Common Stock issued in the Merger, one New DHC Series B Right for each share of New DHC Series B Common Stock issued in the Merger, one New DHC Series C Right for each share of New DHC Series C Common Stock issued in the Merger, one New DHC Series A Right for each share of New DHC Series A Preferred Stock outstanding immediately following the Merger, and one New DHC Series C Right for each share of New DHC Series C Preferred Stock outstanding immediately following the Merger. Notwithstanding anything to the contrary contained herein, in the New DHC Charter or any of the Transaction Documents, ANPP hereby acknowledges and agrees to, and ANPP will not object to, the adoption and entering into by New DHC of the New DHC Rights Agreement, the declaration and distribution of the Rights Dividend and the filing of the Certificates of Designation (in substantially the form attached to the New DHC Rights Agreement) establishing the rights, preferences and designations of the series of preferred stock issuable upon exercise of the applicable New DHC Rights.

          (d) Treatment of Options.
               (i) At the Effective Time of the Merger, each of the then outstanding stock options, if any, to purchase shares of DHC Series A Common Stock set forth on Schedule 2.03(d) hereto (each, a “Scheduled Series A Option”)issued by DHC pursuant to the DHC Incentive Plans, will, by virtue of the AMG Spin-Off and the Merger, and without any further action on the part of any holder thereof, be converted into (A) an option (a “Converted Series A Option”) to purchase shares of New DHC Series A Common Stock in an amount and at an exercise price as determined below, (B) an option (a “Series C Option”) to purchase shares of New DHC Series C Common Stock in an amount and at an exercise price as determined below, and (C) an option (a “Spin-Off Company Series A Option”) to purchase shares of Series A common stock of the Spin-Off Company in an amount and at an exercise price as determined below. The exercise price of such Converted Series A Option, Series C Option and Spin-Off Company Series A Option will be equal to the applicable VWAP for the series of common stock subject to such option, multiplied by a fraction, the numerator of which is the exercise price of such Scheduled Series A Option and the denominator of which is the VWAP for the DHC Series A Common Stock. The number of shares of New DHC Series A Common Stock, New DHC Series C Common Stock and Series A common stock of the Spin-Off Company subject to the Converted Series A Option, Series C Option and Spin-Off Company Series A Option, as applicable, will be determined so that the aggregate amount by which the Scheduled Series A Option was “in-the-money” or “out-of-the-money”, as applicable, immediately prior to the Transactions (determined according to the VWAP for the DHC Series A Common Stock) is preserved immediately following the Transactions (allocating such aggregate “in-the-money” or “out-of-the-money” amounts according to the applicable VWAP for the New DHC Series A Common Stock, New DHC Series C Common Stock and Series A common stock of the Spin-Off Company). The terms and conditions of each Converted Series A Option, Series C Option and Spin-Off Company Series A Option, including vesting conditions (which will not be accelerated by the Transactions) and the scheduled expiration date, will otherwise remain as set forth in the Scheduled Series A Option converted into such Converted Series A Option, Series C Option and Spin-Off Company Series A Option. If the foregoing calculation results in a Converted Series A Option, Series C Option or Spin-Off Company Series A Option being exercisable for a fraction of a share of New DHC Series A Common Stock, New DHC Series C Common Stock or Series A common stock of the Spin-Off Company, as applicable, then the number of shares of New DHC Series A Common Stock, New DHC Series C Common Stock or Series A common stock of the Spin-Off Company, as applicable, subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share.
               (ii) At the Effective Time of the Merger, each of the then outstanding stock options, if any, to purchase shares of DHC Series A Common Stock (excluding any Scheduled Series A Options and any such options that are, at the option of the holder, exercisable for shares of DHC Series A Common Stock or DHC Series B Common Stock) held by those members of the DHC Board (other than those directors that hold Scheduled Series A Options) as of the date of this Agreement who will be directors of New DHC immediately after the Effective Time of the Merger (each, a “Director Series

A Option” any such director, and any director that holds a Scheduled Series A Option, a “Carryover Director”) issued by DHC pursuant to the DHC Incentive Plans, will, by virtue of the AMG Spin-Off and the Merger, and without any further action on the part of any holder thereof, be converted into (A) a Converted Series A Option to purchase shares of New DHC Series A Common Stock in an amount and at an exercise price as determined below, and (B) a Series C Option to purchase shares of New DHC Series C Common Stock in an amount and at an exercise price as determined below. The exercise price of such Converted Series A Option and Series C Option will be equal to the applicable VWAP for the series of common stock subject to such option, multiplied by a fraction, the numerator of which is the exercise price of such Director Series A Option and the denominator of which is the VWAP for the DHC Series A Common Stock. The number of shares of New DHC Series A Common Stock and New DHC Series C Common Stock subject to the Converted Series A Option and Series C Option, as applicable, will be determined so that the aggregate amount by which the Director Series A Option was “in-the-money” or “out-of-the-money”, as applicable, immediately prior to the Transactions (determined according to the VWAP for the DHC Series A Common Stock) is preserved immediately following the Transactions (allocating such aggregate “in-the-money” or “out-of-the-money” amounts according to the applicable VWAP for the New DHC Series A Common Stock and New DHC Series C Common Stock). The terms and conditions of each Converted Series A Option and Series C Option, including vesting conditions (which will not be accelerated by the Transactions) and the scheduled expiration date, will otherwise remain as set forth in the Director Series A Option converted into such Converted Series A Option and Series C Option. If the foregoing calculation results in a Converted Series A Option or a Series C Option being exercisable for a fraction of a share of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, then the number of shares of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share.
               (iii) At the Effective Time of the Merger, each of the then outstanding stock options, if any, to purchase shares of DHC Series A Common Stock other than the Director Series A Options and the Scheduled Series A Options (each, a “Series A Option”) issued by DHC pursuant to the DHC Incentive Plans, will, by virtue of the AMG Spin-Off and the Merger, and without any further action on the part of any holder thereof, be converted into (A) a stock appreciation right (a “Series A SAR”) with respect to that number of shares of New DHC Series A Common Stock and at such base price as determined below, and (B) a stock appreciation right (a “Series C SAR” and, together with the Series A SARs, the “Rollover SARs”) with respect to that number of shares of New DHC Series C Common Stock and at such base price as determined below. The base price of each Series A SAR and Series C SAR will be equal to the applicable VWAP for the series of common stock subject to such Rollover SAR, multiplied by a fraction, the numerator of which is the exercise price of such Series A Option and the denominator of which is the VWAP for the DHC Series A Common Stock. The number of shares of New DHC Series A Common Stock and New DHC Series C Common Stock to which the Series A SAR and Series C SAR, as applicable, relate will be determined so that the aggregate amount by which the Series A Option was “in-the-money” or “out-of-

the-money”, as applicable, immediately prior to the Transactions (determined according to the VWAP for the DHC Series A Common Stock) is preserved immediately following the Transactions (allocating such aggregate “in-the-money” or “out-of-the-money” amounts according to the applicable VWAP for the New DHC Series A Common Stock and New DHC Series C Common Stock). The terms and conditions of each Series A SAR and Series C SAR, including vesting conditions (which will not be accelerated by the Transactions) and the scheduled expiration date, will otherwise remain as set forth in the Series A Option converted into such Series A SARs and Series C SARs, except, that, the spread between the Fair Market Value of the underlying shares and the base price of each Series A SAR and Series C SAR will be payable solely in shares of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable (with such shares of New DHC Common Stock valued at the Fair Market Value of shares of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, on the date of exercise). If the foregoing calculation results in a Series A SAR or a Series C SAR being exercisable for a fraction of a share of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, then the number of shares of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, subject to such SAR will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share.
               (iv) At the Effective Time of the Merger, each of the then outstanding stock options, if any, to purchase shares of DHC Series B Common Stock (including any such options that are, at the option of the holder, exercisable for shares of DHC Series B Common Stock or DHC Series A Common Stock) held by any Carryover Director (each, a “Series B Option”) issued by DHC pursuant to the DHC Incentive Plans, will, by virtue of the AMG Spin-Off and the Merger, and without any further action on the part of any holder thereof, be converted into (A) an option (a “Converted Series B Option” and, together with the Converted Series A Options and Series C Options, the “Converted Options”) to purchase shares of New DHC Series B Common Stock in an amount and at an exercise price as determined below, (B) a Series C Option to purchase shares of New DHC Series C Common stock in an amount and at an exercise price as determined below, and (C) an option (a “Spin-Off Company Series B Option”) to purchase shares of Series B common stock of the Spin-Off Company in an amount and at an exercise price as determined below. The exercise price of such Converted Series B Option, Series C Option and Spin-Off Company Series B Option will be equal to the applicable VWAP for the series of common stock subject to such option, multiplied by a fraction, the numerator of which is the exercise price of the Series B Option and the denominator of which is the VWAP for the DHC Series B Common Stock. The number of shares of New DHC Series B Common Stock, New DHC Series C Common Stock and Series B common stock of the Spin-Off Company subject to the Converted Series B Option, Series C Option and Spin-Off Company Series B Option, as applicable, will be determined so that the aggregate amount by which the Series B Option was “in-the-money” or “out-of-the-money”, as applicable, immediately prior to the Transactions (determined according to the VWAP for the DHC Series B Common Stock) is preserved immediately following the Transactions (allocating such aggregate “in-the-money” or “out-of-the-money” amounts according to the applicable VWAP for the New DHC Series B Common Stock, New DHC Series C Common Stock and Series B common stock of the Spin-Off

Company). The terms and conditions of each Converted Series B Option, Series C Option and Spin-Off Company Series B Option, including vesting conditions (which will not be accelerated by the Transactions) and the scheduled expiration date, will otherwise remain as set forth in the Series B Option converted into such Converted Series B Option, Series C Option and Spin-Off Company Series B Option. If the foregoing calculation results in a Converted Series B Option, a Series C Option or a Spin-Off Company Series B Option being exercisable for a fraction of a share of New DHC Series B Common Stock, New DHC Series C Common Stock or Series B common stock of the Spin-Off Company, as applicable, then the number of shares of New DHC Series B Common Stock, New DHC Series C Common Stock or Series B common stock of the Spin-Off Company, as applicable, subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share.
          (v) Notwithstanding the foregoing, DHC may, in its sole discretion, cancel any or all outstanding Director Series A Options, Scheduled Series A Options, Series A Options or Series B Options prior to or as of the Effective Time of the Merger for such cash or other consideration as may be determined to be appropriate by the DHC Board.
          (e) At the Effective Time of the Merger, the Amended and Restated Certificate of Incorporation of DHC (the “DHC Charter”) will be amended pursuant to the Certificate of Merger to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time of the Merger, except that Article FIRST thereof will read as follows: “The name of the Corporation (which is hereinafter called the “Corporation”) is Discovery Holding Company”. Such DHC Charter as so amended will be the Certificate of Incorporation of the Surviving Entity until thereafter duly amended or restated in accordance with the terms thereof and the DGCL. At the Effective Time, the Restated Bylaws of DHC (the “DHC Bylaws”) will be amended to be identical to the bylaws of Merger Sub in effect immediately prior to the Effective Time and, in such amended form, will be the Bylaws of the Surviving Entity until thereafter duly amended or restated in accordance with the terms thereof, the terms of the Certificate of Incorporation of the Surviving Entity and the DGCL.
          (f) As provided in the Merger Agreement, as of and following the Effective Time of the Merger, until their successors are duly elected or appointed in accordance with the New DHC Charter and the New DHC Bylaws, the directors, executive officers and certain other officers of New DHC will be as set forth on Schedule 2.03(f).
     Section 2.04. Closing Date. Subject to the satisfaction of the conditions set forth in Article VII hereof and the Unconditional Time having occurred (or the waiver thereof by the party entitled to waive that condition), the closing of the AMG Spin-Off, the ANPP Contribution and the Merger (the “Closing”) will take place at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10012, immediately following the Unconditional Time in the order specified in Sections 2.01 and 2.02, which will be no later than on the second Business Day following the Unconditional Time, or at such other place, time and date as the parties hereto may agree. The date on which the Closing will occur is referred to in this Agreement as the “Closing Date”.

     Section 2.05. ANPP Escrow Shares.
          (a) Immediately following the issuance by New DHC of the ANPP Escrow Shares to ANPP pursuant to Section 2.02 hereof, ANPP will deliver the ANPP Escrow Shares to the Escrow Agent pursuant to the Escrow Agreement. The ANPP Escrow Shares, and, except as otherwise provided herein or in the Escrow Agreement, all dividends and distributions made or paid thereon and all income and property resulting therefrom, will be held by the Escrow Agent in Escrow and be subject to the terms of the Escrow Agreement and this Agreement, subject to release as described in the Escrow Agreement. Except as provided in the Escrow Agreement, all of the costs, fees and expenses of the Escrow Agent, and all other costs, fees and expenses arising under the Escrow Agreement, will be borne by New DHC.
          (b) All voting rights with respect to any of the ANPP Escrow Shares may be exercised by ANPP, and the Escrow Agent will from time to time execute and deliver to ANPP such proxies, consents, or other documents as may be necessary to enable ANPP to exercise such rights.
ARTICLE III
Representations and Warranties of DHC
DHC hereby represents and warrants to ANPP as follows:
     Section 3.01. Organization and Standing. Each DHC Party and Retained Subsidiary is duly organized or formed, validly existing and in good standing under the laws of its respective jurisdiction of organization or formation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business and operations of DHC and the Retained Subsidiaries, taken as a whole.
     Section 3.02. Power and Authority; Execution and Delivery; Enforceability. Each DHC Party has all requisite corporate power and authority to enter into and deliver this Agreement, the other Transaction Documents to which it is a party and each other agreement, instrument or other document to be executed and delivered by it in connection with this Agreement and the Transactions, to consummate the Transactions and to perform and comply with all the terms and conditions of each Transaction Document to which it is a party. The execution, delivery and, subject to receipt of the DHC Stockholder Approval, performance of this Agreement by each DHC Party and the consummation by the DHC Parties of the Transactions, including the execution, delivery and performance of the other Transaction Documents to which it is a party and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement by such DHC Party and the consummation of the Transactions, have been duly authorized by all necessary action on the part of each DHC Party. This Agreement has been duly executed and delivered by each DHC Party and constitutes the legal, valid and binding obligation of each DHC Party, enforceable against each DHC Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). When executed and delivered in accordance with and pursuant to this Agreement, each other Transaction Document and the other agreements, documents, certificates and instruments to be executed and delivered by a DHC Party in connection with this Agreement and the Transactions will have been duly executed and delivered by such DHC Party thereto and will constitute the legal, valid and binding obligation of such DHC Party, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).
     Section 3.03. Board and Stockholder Approval. The DHC Board, at a meeting duly called and held, has duly determined that the Transaction Documents and the Transactions are advisable, fair to and in the best interests of DHC and its stockholders. The only vote of stockholders of DHC required under the DGCL, the DHC Charter, DHC’s Bylaws and the rules and regulations of the Nasdaq Global Select Market in order for DHC to validly perform its obligations under this Agreement is the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of DHC Common Stock voting together as a single class, and no other vote or approval of or other action by the holders of any capital stock or other securities of DHC is required thereby (the “DHC Stockholder Approval”).
     Section 3.04. No Conflicts; Consents. Except as set forth on Schedule 3.04, none of the execution, delivery and performance by each DHC Party of this Agreement, the execution, delivery and performance by each DHC Party of each other Transaction Document to which it is a party and the other agreements, documents and instruments to be executed and delivered by each of them in connection with the Transactions, nor the consummation of the Transactions, will:
          (a) conflict with, or result in a breach of, the organizational documents of any DHC Party;
          (b) conflict with, violate, result in a breach of, terminate, constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or require any action, consent, waiver or approval of any Person pursuant to, or give others any rights to modify, amend, accelerate or cancel any term or provision of any material Contract to which DHC or any Retained Subsidiary is a party or pursuant to which any of their respective properties or assets are bound, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of DHC or any Retained Subsidiary, except, in each case, for any such conflicts, violations, breaches, defaults or occurrences which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business and operations of DHC and the Retained Subsidiaries, taken as a whole;
          (c) assuming the approvals required under Section 3.04(d) are obtained, violate any judgment, order, writ, or injunction, or any decree, or any material Law applicable to DHC or any Retained Subsidiary, or any of their respective properties or assets; or
          (d) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) (A) applicable requirements of the Exchange Act, the Securities Act, and state securities or “blue sky” Laws, (B) the pre-merger notification requirements of the HSR Act, (C) DHC Stockholder Approval and (D) approval of the Transactions under the Communications Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business and operations of DHC and the Retained Subsidiaries, taken as a whole.
     Section 3.05. Capitalization and Continuation of Existence of DHC; New DHC and Merger Sub.
          (a) Capitalization of DHC.
          (i) The authorized capital stock of DHC consists of (i) 1,250,000,000 shares of common stock, par value $0.01 per share, of which 600,000,000 shares are designated DHC Series A Common Stock, 50,000,000 shares are designated DHC Series B Common Stock and 600,000,000 shares are designated DHC Series C Common Stock and (ii) 50,000,000 shares of preferred stock of DHC, par value $0.01 per share (“DHC Preferred Stock”), of which 600,000 shares are designated Series A Junior Participating Preferred Stock, 50,000 shares are designated Series B Junior Participating Preferred Stock and 600,000 share are designated Series C Junior Participating Preferred Stock.
          (ii) As of April 30, 2008, (A) 268,091,082 shares of DHC Series A Common Stock, 13,138,236 shares of DHC Series B Common Stock and no shares of DHC Series C Common Stock (in each case net of shares held in treasury) were issued and outstanding, and (B) no shares of DHC Preferred Stock were issued and outstanding.
          (iii) All outstanding shares of DHC Series A Common Stock and DHC Series B Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the DHC Charter or DHC Bylaws or any Contract to which DHC is a party or otherwise bound.
          (iv) Other than (i) options to purchase not more than an aggregate of 1,118,703 shares of DHC Series A Common Stock (which excludes options to acquire 1,727,985 shares of DHC Series B Common Stock that can be exercised for an equal number of shares of DHC Series A Common Stock, at the option of the holder) of which options to purchase an aggregate of 285,190 shares consist of Director Series A Options and Scheduled Series A Options held by Carryover Directors, issued pursuant to the DHC

Incentive Plans as of April 30, 2008, and (ii) Series B Options to purchase not more than an aggregate of 1,727,985 shares of DHC Series B Common Stock (all of which options can be exercised for an equal number of shares of DHC Series A Common Stock, at the option of the holder) held by Carryover Directors issued pursuant to the DHC Incentive Plans as of April 30, 2008, except in connection with this Agreement and the Transactions and other than as set forth on Schedule 3.05(a), as of April 30, 2008, there were not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, redemption rights, repurchase rights, calls, commitments, Contracts or undertakings of any kind to which DHC is a party or by which DHC is bound (x) obligating DHC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, DHC, (y) obligating DHC to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of DHC Common Stock.
          (b) Continuation of Corporate Existence of DHC. There is no plan or intention to liquidate, merge or dissolve DHC after the Merger.
          (c) Capitalization of New DHC.
          (i) As of the date hereof, the authorized capital stock of New DHC consists of 10,000 shares of Common Stock, par value US $0.01 per share (“Existing New DHC Common Stock”). As of the date hereof (A) there are no issued or outstanding shares of Existing New DHC Common Stock other than 1,000 shares of Existing New DHC Common Stock held, beneficially and of record, by DHC, (B) there are no securities of New DHC convertible into or exchangeable for shares of capital stock or voting securities of New DHC and (C) other than as set forth on Schedule 3.05(c), there are no options or other rights to acquire from New DHC, and no obligations of New DHC to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of New DHC, other than, in the case of (B) and (C), as provided in this Agreement and the other Transaction Documents.
          (ii) Immediately prior to the Closing, the total authorized shares of capital stock of New DHC will consist solely of the shares designated by the New DHC Charter and (A) there will be no issued or outstanding shares of capital stock or other securities or ownership interests of New DHC other than 1,000 shares of New DHC Series A Common Stock held, beneficially and of record, by DHC, (B) there will be no securities of New DHC convertible into or exchangeable for shares of capital stock or voting securities of New DHC and (C) there will be no options or other rights to acquire from New DHC, and no obligations of New DHC to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of New DHC, other than, in the case of (B) and (C), as provided in this Agreement and the other Transaction Documents.

          (iii) Prior to the Closing, the shares of New DHC Common Stock and New DHC Preferred Stock to be issued pursuant to this Agreement and the other Transaction Documents will have been duly authorized, and, when issued, will be validly issued, fully paid, nonassessable, free of preemptive rights and free of Liens, other than as a result of the Escrow Agreement, Liens created by the holder thereof and restrictions on transfer under securities Laws of general applicability.
          (d) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 10,000 shares of Common Stock, par value $0.01 per share, 1,000 of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time of the Merger will be, owned by New DHC, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time of the Merger will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other Transactions.
     Section 3.06. Subsidiaries.
          (a) After giving effect to the DHC Restructuring, Schedule 3.06(a) sets forth, for each Retained Subsidiary, the amount of its authorized capital stock or other ownership interests, the amount of its outstanding capital stock or other ownership interests and the record owners of its outstanding capital stock or other ownership interests. Except as set forth on Schedule 3.06(a), there are no shares of capital stock or other ownership interests in any such Retained Subsidiary issued, reserved for issuance or outstanding. All the outstanding shares of capital stock or other ownership interests of each such Retained Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, if applicable, the certificate of incorporation, bylaws or other organizational documents of such Retained Subsidiary or any Contract to which such Retained Subsidiary is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of any such Retained Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock or other ownership interests of such Subsidiary may vote (“Voting Subsidiary Debt”).
          (b) Except as set forth above and other than as set forth on Schedule 3.06(b), as of the date hereof, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts or undertakings of any kind to which any such Retained Subsidiary is a party or by which any of them is bound (i) obligating such Retained Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests in, or any security convertible into or exercisable or exchangeable for any capital stock of or other ownership interests in, any such Retained Subsidiary or Voting

Subsidiary Debt, (ii) obligating such Retained Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock or other ownership interests of such Retained Subsidiary. As of the date hereof, except as otherwise provided by the DHC Restructuring, there are no outstanding contractual obligations of any such Retained Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of such Retained Subsidiary.
          (c) DHC Beneficially Owns all of the DHC Discovery Shares and the DHC AP Interests, free and clear of all Liens, other than Liens arising under this Agreement, any Transaction Document, the Discovery Limited Liability Company Agreement or the Animal Planet Limited Partnership Agreement, or Liens arising under securities Laws of general applicability.
          (d) Except as otherwise provided herein, and for ownership interests in Discovery, Animal Planet, its Wholly Owned Subsidiaries and the ownership interests set forth on Schedule 3.06(d), as of the date hereof, no Retained Subsidiary owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.
     Section 3.07. DHC Reports and Financial Statements; Debt and No Undisclosed Material Liabilities.
          (a) DHC has filed on a timely basis all forms, statements, certifications, reports and documents (including exhibits and in each case together with all amendments thereto) with the SEC required to be filed by it under the Securities Act or the Exchange Act since July 21, 2005 (collectively, together with the Form 10, dated July 15, 2005, filed by DHC and other than preliminary material, the “DHC SEC Filings”). As of their respective dates, each of the DHC SEC Filings complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the rules and regulations thereunder, and none of the DHC SEC Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the SEC, the financial statements of DHC and its consolidated Subsidiaries (including the related notes) included in the DHC SEC Filings complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the applicable rules and regulations thereunder and were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the schedules thereto), and such financial statements fairly present, in all material respects, the consolidated financial position of DHC and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments. Notwithstanding anything herein to the contrary, no DHC Party makes any representation or warranty with respect to information about Discovery or any of its Subsidiaries provided by Discovery for inclusion in the DHC SEC Filing to the extent such information is determined to be false or misleading and, in providing such information to DHC or any of its representatives, Discovery is determined to have been grossly negligent, or guilty of reckless conduct or willful misconduct in the provision of such information.
          (b) Other than those Debt items listed on Schedule 3.07(b), as of the date hereof, there are no Debt obligations of DHC or any of the Retained Subsidiaries other than Debt disclosed and provided for in the balance sheet (the “Balance Sheet”) for DHC included with DHC’s Annual Report on Form 10-K for the year ending December 31, 2007, as filed with the SEC on February 15, 2008.
          (c) Other than those Liabilities listed on Schedule 3.07(b) and/or Schedule 3.07(c), and except as disclosed in the DHC SEC Filings filed with the SEC, there are no Liabilities of DHC or any of the Retained Subsidiaries other than (i) Liabilities disclosed and provided for in the Balance Sheet, (ii) Liabilities for Income Taxes, (iii) Liabilities for the performance obligations of DHC or any Retained Subsidiary under a Material Contract, (iv) Liabilities incurred in the ordinary course of business consistent with past practice and (v) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on DHC and the Retained Subsidiaries taken as a whole.
     Section 3.08. Registration Statement; Proxy Statement/Prospectus. None of the information with respect to DHC or its Subsidiaries which is included or incorporated by reference in, (a) the Registration Statement or any amendment or supplement thereto, will, at the respective times such documents are filed, and, when the same becomes effective, at the time of the Special Meeting or at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement/Prospectus or any other documents filed or to be filed with the SEC or any other Governmental Authority in connection with the Transactions, will, at the respective times such documents are filed and, in the case of the Proxy Statement/Prospectus and any amendment or supplement thereto, at the time of mailing to stockholders of DHC and at the time of the Special Meeting, in light of the circumstances under which they were made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the Special Meeting or the Transactions which has become false or misleading. The Registration Statement and the Proxy Statement/Prospectus and the furnishing thereof by DHC will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.
     Section 3.09. Contracts. DHC’s SEC Filings complied in all material respects with the disclosure requirements of Item 601 of Regulation S-K. Except as set forth on Schedule 3.09, all of the Contracts of DHC disclosed pursuant to Item 601 of Regulation S-K (the “Material Contracts”) are in full force and effect and are valid and binding agreements of DHC or its Subsidiaries and, to the knowledge of DHC, the other parties thereto, enforceable in accordance with their terms. Except as set forth on Schedule 3.09, to the knowledge of DHC, no party is in default in any material respect under any of the Material Contracts, nor does any condition exist that with notice or the lapse of time or both would constitute such a default. Except for the need to obtain the consents listed on Schedule 3.04 and except as would not have, individually or in the aggregate, a material adverse effect on the business and operations of DHC and the Retained

Subsidiaries, taken as a whole, the Transactions will not affect the validity or enforceability of any of the Material Contracts.
     Section 3.10. Absence of Changes or Events. Since December 31, 2007 (a) there has not been any material adverse change in the business, properties, operations or financial condition of DHC and the Retained Subsidiaries, taken as a whole, and (b) no action has been taken by DHC that, if Section 5.01 of this Agreement had then been in effect, would have been prohibited by such Section without the consent or approval of ANPP, and no Contract to take any such action was entered into during such period.
     Section 3.11. Compliance with Laws. Neither DHC nor any of the Retained Subsidiaries is in violation of, and DHC and the Retained Subsidiaries have not received any notices of violations with respect to, any material Laws of any Governmental Authority.
     Section 3.12. Litigation. There are no material claims, actions, suits, investigations or proceedings pending, or, to the knowledge of DHC, threatened against DHC or any of the Retained Subsidiaries before any Governmental Authority.
     Section 3.13. Affiliate and Other Transactions. Schedule 3.13 sets forth, as of the date hereof, all Contracts (other than any Transaction Documents) and all material allocations, obligations, transactions or other arrangements (oral or written) between (a) DHC or any Retained Subsidiary, on the one hand, and the Spin-Off Company or any of its Subsidiaries, on the other hand, and (b) between DHC or any Retained Subsidiary, on the one hand, and any Related Party of DHC, on the other hand, that, in any case, will be in effect immediately following the Closing.
     Section 3.14. Brokers or Finders. No agent, broker, investment banker or other firm or person is or will be entitled to receive from DHC or New DHC any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.
     Section 3.15. Tax Matters. Except as to amounts which, individually or in the aggregate, are not material to DHC and the Retained Subsidiaries, taken as a whole:
          (a) Filing, Payment and Compliance. (i) DHC has timely filed, or has caused to be timely filed (taking into account any extension of time within which to file), all Tax Returns that are required to have been filed by DHC and any of the Retained Subsidiaries, and all such filed Tax Returns are correct and complete in all material respects; (ii) DHC has paid timely, or has caused to be paid timely, all Taxes shown to be due and payable on such Tax Returns; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against DHC or any of the Retained Subsidiaries; (iv) no audit or other administrative or court proceedings are pending with any Taxing Authority with respect to Taxes of DHC or any of the Retained Subsidiaries, and no written notice thereof has been received; and (v) DHC has withheld and paid or caused to be withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employees of DHC or the Retained Subsidiaries.
          (b) Consolidation and Similar Arrangements; Tax Sharing Agreements. Except as set forth on Schedule 3.15(b), DHC (i) has not been a member of an affiliated group

(within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than (A) an affiliated group the common parent of which is or was Liberty Media Corporation, a Delaware corporation (“LMC”), and (B) an affiliated group the common parent of which is DHC, (ii) has not been a member of any affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes other than (x) a group (such group, together with the group referenced in (i)(A), collectively, a “LMC Group”) the common parent of which is or was a member of an affiliated group the common parent of which is or was LMC or (y) a group (such group, together with the group referenced in (i)(B), collectively, a “DHC Group”) the common parent of which is or was a member of an affiliated group the common parent of which is or was DHC, (iii) is not a party to, and does not have any liability for any Tax under, any Tax sharing agreement other than the Tax Sharing Agreement and the Tax Sharing Agreement between LMC and DHC, dated as of July 20, 2005, or (iv) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, except for such liability arising from membership in the LMC Group or the DHC Group.
          (c) The DHC Parties do not have any plan or intention to take any action, or to fail to take any action, which action or omission would be inconsistent with (i) the AMG Spin-Off qualifying as a reorganization under Sections 368(a) and 355 of the Code, (ii) the Merger (in conjunction with the ANPP Contribution) qualifying as a tax-free exchange within the meaning of Section 351 of the Code, or (iii) the ANPP Contribution (in conjunction with the Merger) qualifying as a tax-free exchange with the meaning of Section 351 of the Code.
          (d) The DHC Parties do not know of any facts that would cause (i) the AMG Spin-Off to fail to qualify as a reorganization under Sections 368(a) and 355 of the Code, (ii) the Merger (in conjunction with the ANPP Contribution) to fail to qualify as a tax-free exchange within the meaning of Section 351 of the Code or (iii) the ANPP Contribution (in conjunction with the Merger) to fail to qualify as a tax-free exchange within the meaning of Section 351 of the Code.
     Section 3.16. Employee Matters.
          (a) To the knowledge of DHC, each DHC Plan intended to be qualified under Section 401(a) of the Code continues to satisfy the requirements for such qualification.
          (b) Each DHC Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance, which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business and operations of DHC and the Retained Subsidiaries, taken as a whole.
          (c) Except with respect to Liabilities of AMG for which the Spin-Off Company is or will be responsible, there has been no event or circumstance that has resulted in any material Liability being asserted by any DHC Plan, the Pension Benefit Guaranty Corporation or any other Person or entity under Title IV of ERISA or Section 412 of the Code against DHC or any DHC ERISA Affiliate.

          (d) Except with respect to Liabilities of AMG for which the Spin-Off Company is solely responsible, there is no contract, agreement, plan or arrangement to which DHC or any of the Retained Subsidiaries is a party covering any employee, former employee, officer, director, shareholder or contract worker of DHC or any of the Retained Subsidiaries, which, individually or collectively, may reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code solely as a result of the Transactions.
     Section 3.17. Takeover Laws. Prior to the date hereof, the DHC Board has taken all action, if any, necessary to exempt (a) the execution of the Transaction Documents and (b) the Transactions, or make the foregoing actions not subject to (i) any takeover law or law that purports to limit or restrict business combinations or the ability to acquire or vote shares and (ii) the DHC Rights Agreement or any other stockholder rights plan or any similar anti-takeover plan or device.
     Section 3.18. Limitation on Warranties.
          (a) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO DHC PARTY MAKES ANY REPRESENTATION OR WARRANTY TO ANPP, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO DHC OR ANY SUBSIDIARY OF DHC, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. ALL REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT ARE HEREBY DISCLAIMED, AND ANPP ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF DHC NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.
          (b) Except as expressly provided for in Section 3.06(c) and 3.07, which representations and warranties are made to insure ANPP against any third-party claims based on the material contained in the respective filings referred to in Section 3.07, no DHC Party makes any representation or warranty, express or implied, and under no circumstances will a DHC Party be deemed to have made any representation or warranty, regarding Discovery or any of its Subsidiaries, and, except as expressly provided in Article IX, no DHC Party will be liable to ANPP for any direct or indirect Losses as a result of the business, operations, results of operations, assets, liabilities or properties of Discovery or any of its Subsidiaries (including, with respect to information provided by Discovery regarding the business, operations, results of operations, assets, liabilities or properties of Discovery and its Subsidiaries, to the extent determinations of any DHC Party made pursuant to Section 3.04(d) are based upon such Discovery information).
ARTICLE IV
Representations and Warranties of ANPP
ANPP represents and warrants to the DHC Parties as follows:
     Section 4.01. Organization and Standing. ANPP is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business and operations of ANPP.
     Section 4.02. Power and Authority; Execution and Delivery; Enforceability. ANPP has all requisite partnership power and authority to enter into and deliver this Agreement and the other Transaction Documents to which it is a party and each other agreement, instrument or other document to be executed and delivered by it in connection with this Agreement or the Transactions, to consummate the Transactions and to perform and comply with all the terms and conditions of each Transaction Document to which it is a party. The execution, delivery and performance of this Agreement by ANPP and the consummation by ANPP of the Transactions, including the execution, delivery and performance of the other Transaction Documents to which it is a party and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement by ANPP and the consummation of the Transactions, have been duly authorized by all necessary action on the part of ANPP. This Agreement has been duly executed and delivered by ANPP and constitutes the legal, valid and binding obligation of ANPP, enforceable against ANPP in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). When executed and delivered in accordance with and pursuant to this Agreement, each other Transaction Document to which ANPP is a party and the other agreements, documents, certificates and instruments to be executed and delivered by ANPP in connection with this Agreement and the Transactions will have been duly executed and delivered by ANPP and will constitute the legal, valid and binding obligations of ANPP, enforceable against ANPP in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).
     Section 4.03. No Conflicts; Consents. Except as set forth on Schedule 4.03, none of the execution, delivery and performance by ANPP of this Agreement, the execution, delivery and performance by ANPP of each other Transaction Document to which it is a party and the other agreements, documents and instruments to be executed and delivered by it in connection with the Transactions, nor the consummation of the Transactions, will:
          (a) conflict with, or result in a breach of, the organizational documents of ANPP;

          (b) conflict with, violate, result in a breach of, terminate, constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or require any action, consent, waiver or approval of any Person pursuant to, or give others any rights to modify, amend, accelerate or cancel any term or provision of any material Contract to which ANPP is a party or pursuant to which any of its assets are bound, or result in the creation of any Lien upon any of the ANPP Contributed Assets, except, in each case, for any such conflicts, violations, breaches, defaults or occurrences which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of ANPP to consummate the Transactions;
          (c) assuming the approvals required under Section 4.03(d) are obtained, violate any judgment, order, writ, or injunction, or any decree, or any material Law applicable to ANPP, or any of its properties or assets, except as would not prevent or materially delay the performance of any Transaction Document by ANPP; or
          (d) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) (A) applicable requirements of the Exchange Act, the Securities Act, and state securities or “blue sky” Laws, (B) the pre-merger notification requirements of the HSR Act, and (C) approval of the Transactions under the Communications Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of ANPP to consummate the Transactions.
     Section 4.04. Ownership of ANPP Contributed Assets; DHC Shares.
          (a) ANPP owns all of the ANPP Discovery Shares and the ANPP AP Interests, free and clear of all Liens, other than Liens arising under this Agreement, any Transaction Document, the Discovery Limited Liability Company Agreement or the Animal Planet Limited Partnership Agreement, or arising under securities Laws of general applicability. Immediately after the ANPP Contribution, New DHC will have good and valid title to all of the ANPP Discovery Shares and the ANPP AP Interests, free and clear of all Liens, other than Liens arising under this Agreement, or any Transaction Document or arising under securities Laws of general applicability or created by New DHC.
          (b) None of ANPP, any of its Affiliates or any Related Party of API or NBCo Beneficially Owns, or has any economic interest in, any shares of DHC Common Stock, or has the right to acquire any shares of DHC Common Stock pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, other rights, warrants or options.
     Section 4.05. Registration Statement; Proxy Statement/Prospectus. None of the information supplied or to be supplied by ANPP, any of its Affiliates or their respective representatives in writing specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (a) the Registration Statement or any amendment or supplement thereto will, at the respective times such documents are filed, and, when the same becomes effective, at the time of the Special Meeting or at the Effective Time of the Merger,

contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement/Prospectus and any other documents filed or to be filed with the SEC or any other Governmental Authority in connection with the Transactions, will, at the respective times such documents are filed and, in the case of the Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of mailing to stockholders of DHC and at the time of the Special Meeting, in light of the circumstances under which they were made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the Special Meeting or the Transactions which has become false or misleading.
     Section 4.06. Litigation. There are no claims, actions, suits, investigations or proceedings pending, or, to the knowledge of ANPP, threatened against ANPP or any of its Affiliates before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would, or would reasonably be expected to, have a material adverse effect on the ability of ANPP to consummate the Transactions.
     Section 4.07. Brokers or Finders. Except as set forth on Schedule 4.07, no agent, broker, investment banker or other firm or person is or will be entitled to receive from any DHC Party or any of their respective Affiliates any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.
     Section 4.08. Private Placement and Certain Tax Representations.
          (a) ANPP understands that the issuance of the ANPP Contribution Shares by New DHC pursuant to this Agreement is intended to be exempt from registration under the Securities Act.
          (b) ANPP (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the ANPP Contribution Shares and is capable of bearing the economic risks of such investment.
          (c) ANPP is acquiring the ANPP Contribution Shares to be acquired hereunder for its own account, for investment and not with a view to the public resale or distribution thereof in violation of any federal, state or foreign securities Law.
          (d) ANPP understands that the ANPP Contribution Shares will be issued in a transaction exempt from the registration or qualification requirements of the Securities Act and applicable state securities Laws, and that such securities must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and such Laws or is exempt from such registration or qualification.
          (e) ANPP can bear the economic risk of (i) an investment in the ANPP Contribution Shares indefinitely and (ii) a total loss in respect of such investment.

          (f) ANPP does not have any plan or intention to take any action, or to fail to take any action, which action or omission would be inconsistent with (i) the ANPP Contribution (in conjunction with the Merger) qualifying as a tax-free exchange within the meaning of Section 351 of the Code or (ii) the Merger (in conjunction with the ANPP Contribution) qualifying as a tax-free exchange within the meaning of Section 351 of the Code.
          (g) ANPP does not know of any facts that would cause (i) the ANPP Contribution (in conjunction with the Merger) to fail to qualify as a tax-free exchange within the meaning of Section 351 of the Code or (ii) the Merger (in conjunction with the ANPP Contribution) to fail to qualify as a tax-free exchange within the meaning of Section 351 of the Code.
     Section 4.09. Limitation on Warranties.
          (a) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANPP MAKES NO REPRESENTATION OR WARRANTY TO ANY DHC PARTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE ANPP DISCOVERY SHARES, THE ANPP AP INTERESTS, OR ANPP, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. ALL REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT ARE HEREBY DISCLAIMED, AND EACH DHC PARTY ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF ANPP NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.
          (b) Except as expressly provided for in Section 4.04, ANPP makes no representation or warranty, express or implied, and under no circumstances will ANPP be deemed to have made any representation or warranty, regarding Discovery or any of its Subsidiaries, and ANPP will not be liable to any DHC Party for any direct or indirect Losses as a result of the business, operations, results of operations, assets, liabilities or properties of Discovery or any of its Subsidiaries (including, with respect to information provided by Discovery regarding the business, operations, results of operations, assets, liabilities or properties of Discovery and its Subsidiaries, to the extent determinations of ANPP made pursuant to Section 4.03(d) are based upon such Discovery information).
ARTICLE V
Agreements and Covenants
     Section 5.01. Covenants Relating to Conduct of Business. From the date hereof to the Closing, except for matters (i) set forth in Schedule 5.01, (ii) otherwise expressly permitted by the terms of this Agreement or a Transaction Document or (iii) in connection with the DHC Restructuring:
          (a) each DHC Party will, and will cause the Audio Company and its Subsidiaries and each Retained Subsidiary to (i) conduct its business as currently conducted in the usual, regular and ordinary course in substantially the same manner as previously conducted; (ii) not take any action that would reasonably be expected to result in any of the conditions to the

Merger and the ANPP Contribution set forth in Article VII not being fulfilled; and (iii) not authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; and
          (b) no DHC Party will take any action or fail to take any action, and no DHC Party will permit the Spin-Off Company, the Audio Company or their respective Subsidiaries or the Retained Subsidiaries to take any action or fail to take any action in any case that would reasonably be expected to result in the creation or incurrence of any Liability for which New DHC, DHC, the Audio Company or its Subsidiaries or the Retained Subsidiaries would be liable or otherwise obligated following the Closing which is material to New DHC and its Subsidiaries taken as a whole following the Closing.
     Section 5.02. Access to Information. Following the date hereof and prior to the Closing, DHC will permit (and will cause the Audio Company and its Subsidiaries and the Retained Subsidiaries to permit) representatives of ANPP to have reasonable access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, Contracts, commitments, reports of examination and documents of or pertaining to DHC, the Audio Company or its Subsidiaries or the Retained Subsidiaries as may be reasonably necessary to permit ANPP to, at its sole expense, make, or cause to be made, such investigations thereof as ANPP may reasonably determine necessary in connection with the consummation of the Transactions, and DHC will (and will cause the Audio Company and its Subsidiaries and the Retained Subsidiaries to) reasonably cooperate in good faith with any such investigations; provided, however, that (A) such access does not unreasonably disrupt the normal operations of DHC, any DHC Party, the Audio Company or its Subsidiaries or any of the Retained Subsidiaries; (B) none of the DHC Parties will be under any obligation to disclose to ANPP any information, the disclosure of which is restricted by Contract or Law, except in strict compliance with the applicable Contract or Law; and (C) none of the DHC Parties are under any obligation to disclose to ANPP any information as to which the attorney-client privilege may be available and where such disclosure would reasonably be expected to cause the loss of such privilege. No information or knowledge obtained in any investigation pursuant to this Section 5.02 or otherwise will affect or be deemed to modify any representation or warranty contained herein or to modify the conditions to the obligations of the parties hereto to consummate the Transactions.
     Section 5.03. No Additional Options. Following the date hereof and prior to the Closing, without the consent of ANPP, DHC will not issue any additional Series A Options or Series B Options to any Carryover Director.
     Section 5.04. Confidentiality. ANPP acknowledges that the information regarding DHC and its Subsidiaries being provided to it in connection with the consummation of the Transactions, is intended to be kept confidential, and ANPP will hold such information furnished by the DHC Parties pursuant to Section 5.02 in confidence in accordance with the provisions of the Confidentiality and Nondisclosure Agreement, dated July 9, 2007 (the “Nondisclosure Agreement”), between AMG and ANPP.
     Section 5.05. Reasonable Best Efforts, (a) On the terms and subject to the conditions of this Agreement, each party hereto will use reasonable best efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable to satisfy the conditions set forth in Article VII and to consummate the Transactions as promptly as reasonably possible. Each party will cooperate in all reasonable respects with the other parties hereto in assisting such party to comply with this Section 5.05. In the event that after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement will use their reasonable best efforts to take such action and will reasonably cooperate in good faith with the other parties hereto in respect of any such action.
          (b) Promptly following the date hereof (and in any event within ten (10) Business Days hereof), (i) ANPP will file with the FTC and the Antitrust Division the notification and report form required pursuant to the HSR Act in connection with the Transactions and a request for early termination of the waiting periods applicable thereto, and (ii) ANPP will make the required filings pursuant to the antitrust laws of any other Governmental Authority that may be applicable (the HSR Act and any applicable antitrust laws of any other Governmental Authority being referred to herein as the “Antitrust Laws”). ANPP will use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under, or obtain any clearance required by, the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as practicable. ANPP will keep DHC apprised of any communications with, and inquiries or requests for additional information from, the FTC and the Antitrust Division, or under any other Antitrust Law, ANPP will comply promptly with any such inquiry or request and DHC will provide ANPP with any necessary information and reasonable assistance to comply with any such inquiry or request. Each of DHC and ANPP will use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions under the HSR Act, the other Antitrust Laws, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade; provided, however, that in order to resolve any such objection or to obtain the consent, approval, waiver or permission of any Governmental Authority in connection with the Transactions, neither DHC nor ANPP nor any of their respective Affiliates or stockholders will be required to (A) divest itself of any part of its Beneficial Ownership of DHC, New DHC, Discovery, Animal Planet or AMG, or interests therein, or any other material assets of such Person; (B) agree to any condition or requirement that would render such Person’s ownership of such securities, shares, interests or assets illegal or subject to the imposition of a fine or penalty; (C) agree to any condition or requirement that would impose material restrictions or limitations on such Person’s full rights of ownership (including, without limitation, voting) of such securities, shares, interests or assets, or (D) agree to any condition or requirement that would materially restrict its business or operations as currently conducted.
     Section 5.06. Expenses; Transfer Taxes.
          (a) Whether or not the Closing takes place, and except as set forth in Article IX, all costs and expenses incurred in connection with the preparation of the Transaction Documents and the consummation of the Transactions will be paid by the party incurring such costs and expenses, including all costs and expenses incurred pursuant to Section 5.05; provided that, after the Closing, New DHC will reimburse ANPP for any filing fees relating to the notification and report form filed pursuant to the HSR Act.
          (b) All sales, transfer, filing, recordation, registration and similar Taxes and fees (“Transfer Taxes”) arising from or associated with the Transactions (including, the DHC Restructuring, the Spin-Off, the Merger and the ANPP Contribution), whether levied on DHC, ANPP or their respective Affiliates, will be paid by New DHC. The DHC Parties, on the one hand, or ANPP, on the other hand, whichever is required under applicable Law, will file all necessary documentation with respect to such Transfer Taxes on a timely basis.
     Section 5.07. Publicity. From the date hereof through the Closing Date, no public release or announcement concerning the Transactions will be issued by DHC or its Affiliates or ANPP or its Affiliates without the prior consent of the other party (which consent will not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange on which such party’s securities are listed or traded (in which case the party required to make the release or announcement will allow the other party reasonable time to comment on such release or announcement in advance of such issuance); provided, however, that a party may make internal announcements to its and its Affiliates’ employees that are consistent with the parties’ prior public disclosures regarding the Transactions, and AMG and DHC may make announcements and public filings in connection with the AMG Spin-Off.
     Section 5.08. Stockholder Meeting; Registration Statement and Other SEC Filings.
          (a) DHC will, in accordance with applicable Law, the DHC Charter and DHC Bylaws, duly call, give notice of, convene and hold, as soon as reasonably practicable after the date hereof, a meeting of DHC’s stockholders for the purpose of considering and voting upon this Agreement (the “Special Meeting”).
          (b) Proxy Statement/Prospectus and Registration Statement. As soon as reasonably practicable after the execution of this Agreement, (i) DHC will prepare and file with the SEC a preliminary proxy statement relating to the Special Meeting, and (ii) New DHC will prepare and file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) in connection with the registration under the Securities Act of the New DHC Common Stock issuable in the Merger and of the New DHC Common Stock issuable upon exercise of the Rollover SARs and the Converted Options. The proxy statement furnished to DHC’s stockholders in connection with the Special Meeting will be included as part of the prospectus (the “Proxy Statement/Prospectus”) forming part of the Registration Statement. Each DHC Party will use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the preliminary proxy statement, the Proxy Statement/Prospectus or the Registration Statement. The DHC Parties will notify ANPP promptly of the receipt of any comments of the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the preliminary proxy statement, the Proxy Statement/Prospectus, or the Registration Statement, will supply ANPP with copies of all correspondence between any DHC Party and any of their respective representatives, on the one hand, and the SEC or its staff or any other governmental officials, on the other hand, with respect to the preliminary proxy statement, the Proxy Statement/Prospectus or the Registration Statement, and will consult with ANPP prior to responding to any such comments or request or filing any amendment or supplement of the preliminary proxy statement, the Proxy Statement/Prospectus or the Registration Statement. Each DHC Party will use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after such filing and to continue to be effective as of the Effective Time of the Merger and to cause the Proxy Statement/Prospectus approved by the SEC to be mailed to DHC’s stockholders at the earliest practicable time.
          (c) DHC, New DHC and ANPP will cooperate with each other in connection with the preparation and filing of the preliminary proxy statement, the Proxy Statement/Prospectus, the Registration Statement and any other documents to be disseminated to holders of DHC Common Stock, which cooperation will include causing Discovery and its Subsidiaries to provide information to the DHC Parties and any of their respective representatives with respect to Discovery and its Subsidiaries as may be reasonably requested in connection with the preparation and filing of the preliminary proxy statement, the Proxy Statement/Prospectus, the Registration Statement, and the execution and delivery by each of ANPP and DHC, on such date as the ANPP Tax Counsel or the DHC Tax Counsel issues its respective opinion, of the ANPP Tax Opinion Representations or the DHC Tax Opinion Representations, as applicable. Without limiting the generality of the foregoing, ANPP will use its reasonable best efforts to provide information to the DHC Parties and any of their respective representatives with respect to itself as may be reasonably requested in connection with preparation and filing of the preliminary proxy statement, the Proxy Statement/Prospectus and the Registration Statement.
          (d) Nasdaq Listing. DHC will use its reasonable best efforts to cause the shares of New DHC Common Stock issuable in the Merger (including the shares of New DHC Common Stock reserved for issuance with respect to Rollover SARs and the Converted Options) to be eligible for listing on the Nasdaq Global Select Market prior to the Effective Time of the Merger.
     Section 5.09. Notification of Certain Matters. Between the date hereof and the Closing Date, each party will give prompt notice in writing to the other party of: (a) any breach of its representations or warranties contained herein, (b) the occurrence or non-occurrence of any event which will result, or is reasonably likely to result, in the failure of any condition set forth in Article VII, any covenant or agreement contained in this Agreement to be complied with or satisfied, (c) any failure of DHC or ANPP, as the case may be, to satisfy any condition or comply with any covenant or agreement to be satisfied or complied with by it hereunder, (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or that the Transactions otherwise may violate the rights of or confer remedies upon such Person and (e) any notice of, or other communication relating to, any litigation referred to in Section 5.10 or any order or judgment entered or rendered therein; provided, however, that the delivery of any notice pursuant to this Section 5.09 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     Section 5.10. Defense of Litigation. Each of the parties agrees to vigorously defend against all actions, suits or proceedings in which such party is named as a defendant which seek to enjoin, restrain or prohibit the Transactions or any part thereof or seek damages with respect to any such transactions. No party will settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without the written consent of the other parties (which consent will not be unreasonably withheld or delayed). Each of the parties further agrees to use reasonable best efforts to cause each of its Affiliates, directors and officers to vigorously defend any action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section to the same extent as if such Person were a party hereto.
     Section 5.11. Section 16 Matters. Prior to the Closing, the DHC Board or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) and/or the board of directors of New DHC, or a committee of Non-Employee Directors thereof, will adopt a resolution providing that the receipt by each officer or director of DHC or New DHC of New DHC Common Stock in exchange for shares of DHC Common Stock, or shares of New DHC Common Stock upon exercise of Rollover SARs and Convertible Options, in each case pursuant to the Transactions, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt will be so exempt.
     Section 5.12. Transaction Documents.
          (a) Each party hereto agrees to execute or cause the applicable of their respective Subsidiaries to execute, concurrently with the Closing, each of the Transaction Documents, to which it is a party, that has not been executed by such party or its applicable Subsidiaries as of the date of this Agreement.
          (b) At such time prior to the Spin-Off Effective Time as all conditions to each party’s obligation to consummate the Transactions have been satisfied or waived, other than the delivery of (v) the certificates specified in Sections 7.02(c) and 7.03(c), (w) the DHC Tax Opinion Representations and the ANPP Tax Opinion Representations, (x) the opinions of ANPP Tax Counsel and DHC Tax Counsel pursuant to Sections 7.02(d) and 7.03(d), respectively, (y) all documents and instruments necessary to effect the ANPP Contribution (including share certificates or other instruments evidencing the ANPP Contribution Shares and the ANPP Contributed Assets) and (z) all documents and instruments necessary to effect the Merger (including the Certificate of Merger) (the certificates, opinions, documents, instruments described in clauses (v), (w), (x), (y) and (z) of this Section 5.12(b), the “Closing Documents”), (i) the applicable parties will execute the Closing Documents, which are to be held in escrow by such applicable parties and released from escrow and delivered to the other parties immediately following the Spin-Off Effective Time, and (ii) each of the parties will execute an instrument acknowledging that all such conditions to each party’s obligation to consummate the Transactions have been satisfied or waived.
     Section 5.13. Discovery Matters. Prior to the Spin-Off Effective Time, ANPP will exercise the “Call” with respect to the Hendricks Share (as defined in the Discovery Limited Liability Company Agreement) pursuant to the Stock Purchase Agreement, dated as of June 23, 2003, among John S. Hendricks and ANPP, among others, and acquire record ownership of the Hendricks Share pursuant to the terms of such agreement. Prior to the Closing, DHC and ANPP will enter into an agreement terminating the Indemnification Agreement, dated as of June 24, 2005, between DHC and ANPP.

     Section 5.14. ANPP Parents Undertaking. Each of API and NBCo covenants and agrees (i) to cause ANPP to perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions in accordance with the terms and subject to the conditions hereof and thereof, and (ii) that it will not take any action, or fail to take any action, that would result in the ANPP Parents not being the Beneficial Owner of the ANPP Contribution Interests as of the Contribution Effective Time. In respect of this Section 5.14 only, each ANPP Parent makes the representations set forth in Section 4.02 as to itself.
     Section 5.15. Tax Covenants.
          (a) Each of ANPP and DHC shall provide the other with a copy of the legal opinion received by each of them from their respective tax counsel in accordance with Sections 7.02(d) and 7.03(d), respectively.
          (b) None of the DHC Parties, ANPP or their respective Affiliates will take or permit to be taken any action at any time that is reasonably likely, directly or indirectly, in whole or in part, to (i) jeopardize the receipt of any of the tax opinions contemplated by Sections 7.02(d) and 7.03(d) hereof, or (ii) adversely affect the qualification of (w) the ANPP Contribution (in conjunction with the Merger) as a tax-free exchange within the meaning of Section 351 of the Code, (x) the AMG Spin-Off as a reorganization under Sections 368(a) and 355 of the Code or (y) the Merger (in conjunction with the ANPP Contribution) as a tax-free exchange within the meaning of Section 351 of the Code.
          (c) The DHC Parties, ANPP, and their respective Affiliates will use reasonable best efforts to take or cause to be taken any action reasonably necessary (i) to ensure the receipt of, as well as the continued validity and applicability of, the tax opinions contemplated by Sections 7.02(d) and 7.03(d) hereof and (ii) to preserve the qualification of (w) the ANPP Contribution (in conjunction with the Merger) as a tax-free exchange within the meaning of Section 351 of the Code, (x) the AMG Spin-Off as a reorganization under Sections 368(a) and 355 of the Code and (y) the Merger (in conjunction with the ANPP Contribution) as a tax-free exchange within the meaning of Section 351 of the Code.
          (d) The DHC Parties will not adopt any plan to liquidate, merge or dissolve DHC within two years after the Merger.
ARTICLE VI
[Intentionally Omitted]
ARTICLE VII
Conditions Precedent
     Section 7.01. Conditions to Obligations of Each Party. The respective obligations of each party to this Agreement to consummate the Transactions is subject to the satisfaction at or prior to the Unconditional Time of each of the following conditions, any of which may be waived (to the extent such condition may be waived by such party) in writing:

          (a) No Law, and no injunction or other order issued by any court or other Governmental Authority of competent jurisdiction or other legal or regulatory prohibition will be in effect, in each case that would prevent the consummation of the Transactions.
          (b) All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods under the HSR Act or under the laws of any of the jurisdictions listed on Schedule 7.01(b) hereto, necessary for the consummation of the Transactions will have been filed, expired or been obtained.
          (c) The DHC Stockholder Approval has been obtained.
          (d) The New DHC Charter has been filed with the Secretary of State of the State of Delaware, and has become effective, in accordance with the DGCL.
          (e) The Registration Statement (as amended or supplemented) has been declared effective and will be effective under the Securities Act at the Unconditional Time, and no stop order suspending effectiveness has been issued, and no action, suit, proceeding or, to the knowledge of DHC, investigation seeking a stop order or to suspend the effectiveness of the Registration Statement will be pending before or threatened by the SEC.
          (f) Each of the Transaction Documents has been executed and delivered and is in full force and effect.
          (g) The shares of New DHC Common Stock to be issued pursuant to the Merger have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.
          (h) The registration statement on Form 10 (as amended or supplemented) of the Spin-Off Company has been declared effective and will be effective under the Exchange Act at the Unconditional Time, and no stop order suspending effectiveness has been issued, and no action, suit, proceeding or, to the knowledge of DHC, investigation seeking a stop order or to suspend the effectiveness of such registration statement will be pending before or threatened by the SEC.
          (i) The shares of Series A common stock of the Spin-Off Company to be issued in the AMG Spin-Off to holders of DHC Common Stock have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.
          (j) All other conditions and steps to completing the AMG Spin-Off have been satisfied, completed or waived, as applicable, except those documents and instruments necessary to complete the AMG Spin-Off that can only be delivered at or immediately prior to the Spin-Off Effective Time.
     Section 7.02. Additional Conditions to ANPP’s Obligations. The obligations of ANPP to consummate the ANPP Contribution are also subject to the satisfaction at or prior to the Unconditional Time of each of the following conditions, unless waived by ANPP (to the extent such condition may be waived by ANPP) in writing:

          (a) Except as set forth in the following sentence, the representations and warranties of DHC contained in this Agreement and in any certificate or other writing delivered by DHC pursuant hereto will be true and correct (without giving effect to any limitation as to materiality set forth therein) as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date, in which case, as of such earlier date) as of the Unconditional Time as though made as of the Unconditional Time, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality set forth therein) would not, individually or in the aggregate, have a material adverse effect on the business and operations of New DHC and its Subsidiaries, taken as a whole, or on the ability of DHC to consummate the Transactions. The representations and warranties of the DHC Parties contained in Section 3.06(c) will be true and correct in all respects at and as of the Unconditional Time as if made at and as of such time.
          (b) Each DHC Party has performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it at or prior to the Unconditional Time.
          (c) ANPP has received such certificates of DHC, effective as of the Unconditional Time, in each case signed by an executive officer of DHC (but without personal liability thereto), to evidence satisfaction of the conditions set forth in Sections 7.01(c), 7.02(a) and 7.02(b), as may be reasonably requested by ANPP.
          (d) ANPP has received the opinion of Ernst & Young LLP or another nationally recognized accounting firm or law firm (“ANPP Tax Counsel”), in form and substance reasonably satisfactory to ANPP and dated as of the Closing Date, to the effect that, for United States federal income tax purposes, the ANPP Contribution (in conjunction with the Merger) will qualify as a tax-free exchange within the meaning of Section 351 of the Code. In rendering such opinion, ANPP Tax Counsel may rely upon (and may incorporate by reference) representations and covenants contained in the ANPP Tax Opinion Representations.
     Section 7.03. Additional Conditions to the DHC Parties’ Obligations. The obligations of the DHC Parties to consummate the Transactions are also subject to the satisfaction at or prior to the Unconditional Time of each of the following conditions, unless irrevocably waived by DHC, on behalf of the DHC Parties (to the extent such condition may be waived by the DHC Parties) in writing:
          (a) Except as set forth in the following sentence, the representations and warranties of ANPP contained in this Agreement and in any certificate or other writing delivered by ANPP pursuant hereto will be true and correct (without giving effect to any limitation as to materiality set forth therein) as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date, in which case, as of such earlier date) as of the Unconditional Time as though made as of the Unconditional Time, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality set forth therein) would not, individually or in the aggregate, have a material adverse effect on ANPP’s ability to consummate the Transactions. The representations and warranties of ANPP contained in Section 4.04 will be true and correct in all respects at and as of the Unconditional Time as if made at and as of such time.

          (b) ANPP has performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it at or prior to the Unconditional Time.
          (c) DHC has received such certificates of ANPP, effective as of the Unconditional Time, in each case signed by an executive officer of ANPP (but without personal liability thereto), to evidence satisfaction of the conditions set forth in Sections 7.03(a) and 7.03(b), as may be reasonably requested by DHC.
          (d) DHC has received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP or another nationally recognized law firm (“DHC Tax Counsel”), in form and substance reasonably satisfactory to DHC and dated as of the Closing Date, to the effect that, for United States federal income tax purposes, (i) the AMG Spin-Off should qualify as a reorganization under Sections 368(a) and 355 of the Code to DHC and the holders of DHC Common Stock, and (ii) the Merger (in conjunction with the ANPP Contribution) will qualify as a tax-free exchange within the meaning of Section 351 of the Code. In rendering such opinion, DHC Tax Counsel may rely upon (and may incorporate by reference) representations and covenants contained in the DHC Tax Opinion Representations.
          (e) The New DHC Rights Agreement has been executed and delivered and is in full force and effect and no investigation, action, suit or proceeding has been commenced, brought, taken or, to the knowledge of any DHC Party, threatened, seeking to invalidate the New DHC Rights Agreement (or any provision or term thereof), any of the New DHC Rights, the Rights Dividend or any of the transactions contemplated by the New DHC Rights Agreement.
     Section 7.04. Frustration of Closing Conditions. None of the DHC Parties or ANPP may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur as required by Section 5.05.
ARTICLE VIII
Termination
     Section 8.01. Termination.
          (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions abandoned at any time prior to the Unconditional Time, whether before or after the DHC Stockholder Approval is obtained:
          (i) by mutual written agreement of DHC and ANPP;
          (ii) by either DHC or ANPP, if the DHC Stockholder Approval is not obtained at the DHC Stockholder Meeting (as such meeting may be adjourned from time to time);

          (iii) by either DHC or ANPP, if any of the conditions to such party’s obligations set forth in Article VII has become incapable of fulfillment, and has not been waived by such party;
          (iv) by either DHC or ANPP, if any court of competent jurisdiction or other Governmental Authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action has become final and nonappealable; or
          (v) by either DHC or ANPP, if the Unconditional Time does not occur on or prior to December 31, 2008;
provided, however, that the party seeking termination pursuant to clause (ii), (iii), (iv) or (v) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect.
          (b) Notwithstanding anything to the contrary in this Agreement, if the Closing has not occurred by the close of business on the 2nd Business Day after the Unconditional Time has occurred, then this Agreement may be terminated and the Transactions abandoned at any time after the close of business on the 2nd Business Day after the Unconditional Time has occurred by either DHC or ANPP; provided, however, that the party seeking termination pursuant to this Section 8.01(b) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect.
          (c) In the event of termination by a party pursuant to this Section 8.01, written notice thereof will forthwith be given to the other parties, and the Transactions will be terminated without further action by any party. If this Agreement is terminated as provided herein, each party will return all documents and other material received from any other party relating to the Transactions, whether so obtained before or after the execution hereof.
     Section 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement, except for the provisions of Section 5.04, Article X and this Section 8.02, will become void and will be of no further effect, without any liability on the part of any party hereto or its directors, officers or stockholders. Nothing in this Section 8.02 will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.
ARTICLE IX
Indemnification
     Section 9.01. Indemnification. (a)(i) The DHC Parties, jointly and severally, covenant and agree, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing to indemnify and hold harmless ANPP, its Affiliates and their respective officers, directors, shareholders, employees, representatives, agents and trustees (the “ANPP Indemnified Parties”), from and against any actual and direct Losses incurred by such ANPP Indemnified Party, to the extent arising out of or resulting from:

          (x) the representations and warranties of the DHC Parties contained in Section 3.06(c) not being true and correct when made or deemed made;
          (y) any failure by any DHC Party to perform or fulfill any of its covenants or agreements contained in this Agreement to be performed in all material respects at or prior to the Closing Date; and
          (z) (1) any Liability for Taxes, if any, incurred by ANPP (as determined below) as a consequence of the release of any of the ANPP Escrow Shares from the Escrow to the extent that the ANPP Contribution (in conjunction with the Merger) otherwise qualified as a tax-free exchange within the meaning of Section 351 of the Code, or (2) a claim made by a third party against an ANPP Indemnified Party that arises (A) solely out of the ownership or operation of the business, assets or liabilities of the Spin-Off Company after the Closing Date or (B) out of any Liability of any of the DHC Parties or of the Spin-Off Company (but not including any Liability of Discovery and its Subsidiaries or the Audio Company and its Subsidiaries) to the extent existing at, or arising out of a state of facts existing at or prior to, the Closing Date.
          The Liability for Taxes incurred by ANPP pursuant to subparagraph (a)(i)(z)(1) shall be based upon the Tax that ANPP would incur if it were subject to Tax as a corporation using the Current Effective Tax Rate, plus the Liability for Taxes that would be incurred by ANPP as a result of the receipt of any payment made pursuant to subparagraph (a)(i)(z)(1).
          (ii) Without any duplication of the foregoing indemnity in Section 9.01(a)(i) above, the DHC Parties, jointly and severally, covenant and agree, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing, to indemnify and hold harmless ANPP from and against its Loss Percentage of any Losses incurred by New DHC calculated in the manner provided in Section 9.02 below, to the extent arising out of or resulting from:
          (x) any failure by any DHC Party to perform or fulfill any of its covenants or agreements contained in this Agreement to be performed in all material respects at or prior to the Closing Date;
          (y) any Liability of any of the DHC Parties or of the Spin-Off Company (but not including any Liability of Discovery and its Subsidiaries or the Audio Company and its Subsidiaries) to the extent existing at, or arising out of a state of facts existing at or prior to, the Closing Date; and
          (z) any Liabilities or other obligations incurred, created or assumed by the Audio Company or its Subsidiaries prior to the Closing for which New DHC or its Subsidiaries (other than the Audio Company or its Subsidiaries) become obligated after the Closing.
          (iii) No indemnification by the DHC Parties under Section 9.01(a)(ii) above will be due and payable to the ANPP Indemnified Parties, to the extent of any Losses arising from Liabilities that are subject to indemnification by the Spin-Off

Company pursuant to the Reorganization Agreement or Tax Sharing Agreement to the extent New DHC has been indemnified by the Spin-Off Company for such Losses.
          (b) ANPP covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing to indemnify and hold harmless the DHC Parties, their respective Affiliates and their respective officers, directors, shareholders, employees, representatives, agents and trustees (the “DHC Indemnified Parties”), from and against any Losses incurred by such DHC Indemnified Party, to the extent arising out of or resulting from:
          (i) any representation or warranty of ANPP contained in this Agreement and in any certificate or other writing delivered by ANPP or its Affiliates pursuant hereto, in each case, that survives the Closing not being true and correct when made or deemed made; and
          (ii) any failure by ANPP or its Affiliates to perform or fulfill any of its covenants or agreements contained in this Agreement.
     Section 9.02. Calculation of Losses. This Section 9.02 provides the calculation of the amount of indemnity to which ANPP will be entitled in respect of actual and direct Losses for which ANPP may be entitled to indemnification pursuant to Section 9.01(a)(i) and for indirect Losses in the form of a diminution in value of ANPP’s interest in New DHC for which ANPP may be entitled to indemnification pursuant to Section 9.01(a)(ii). With respect to the calculation of Losses for which ANPP may be entitled to indemnification pursuant to Section 9.01(a)(i), the amount which the DHC Parties shall pay ANPP in respect of such Losses shall be computed by multiplying such Losses by one plus a fraction, (y) the numerator of which is the Loss Percentage (expressed as a decimal) and (z) the denominator of which is one minus the Loss Percentage (expressed as a decimal). With respect to the calculation of Losses for which ANPP may be entitled to indemnification pursuant to Section 9.01(a)(ii), ANPP’s Losses for which the DHC Parties would be obligated to indemnify ANPP pursuant to Section 9.01(a)(ii) will be deemed to equal the product of (x) a fraction, (1) the numerator of which is the Loss Percentage (expressed as a decimal) and (2) the denominator of which is one minus the Loss Percentage (expressed as a decimal), and (y) the difference, if positive, between the fair market value of New DHC and its Subsidiaries (other than, prior to the AMG Spin-Off, AMG and its Subsidiaries), taken as a whole, determined as if such covenant or agreement had been performed in all respects or such Liability of DHC, the Spin-Off Company or the Audio Company and its Subsidiaries did not exist, and the fair market value of New DHC and its Subsidiaries (other than, prior to the AMG Spin-Off, AMG and its Subsidiaries), taken as a whole, determined after giving effect to the breach, nonperformance or violation of such covenant or agreement or the existence of such Liability at DHC, the Spin-Off Company or the Audio Company and its Subsidiaries (but without giving effect to any indemnification obligation of the DHC Parties pursuant to this Agreement). The fair market value of New DHC for purposes of the immediately preceding sentence, will be determined after giving effect to, among other considerations and effects, the stock price of shares of New DHC Common Stock, the equity value of New DHC, any amounts recovered by New DHC under insurance policies or indemnities from third parties or from the Spin-Off Company pursuant to the Reorganization Agreement or the Tax Sharing Agreement, and any Tax effects relating to or resulting from the Loss. For purposes of this

Agreement, the term “Loss Percentage” means the lesser of (1) 33 1/3% and (2) the percentage obtained by dividing (A) the total number of shares of New DHC Common Stock Beneficially Owned by ANPP after giving effect to conversion of all shares of New DHC Preferred Stock (other than any ANPP Escrow Shares) held by the ANPP Stockholder Group (as defined in the New DHC Charter), including any Released Series A Preferred Shares (as defined in the Escrow Agreement) and Released Series C Preferred Shares (as defined in the Escrow Agreement), on the date the indemnification payment is made by (B) the sum of the total number of shares of New DHC Common Stock issued and outstanding after giving effect to conversion of all shares of New DHC Preferred Stock held by the ANPP Stockholder Group (other than the ANPP Escrow Shares) on the date the indemnification payment is made, including any Released Series A Preferred Shares and Released Series C Preferred Shares.
     Section 9.03. Defense of Claims.
          (a) Any Party seeking indemnification under Section 9.01 hereof (the “Indemnified Party”) will give the party from whom such indemnification is sought (the “Indemnifying Party”) prompt (which, in the case of any claim, investigation, action, suit or proceeding made or commenced by a third party for which indemnity is being sought, will be no later than ten Business Days following receipt by the Indemnified Party of written notice of such third party claim, investigation, action, suit or proceeding) notice of any claim, investigation, action, suit or proceeding with respect to which such indemnification is sought; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been actually and materially prejudiced as a result of such failure (except that the Indemnifying Party will not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party will deliver to the Indemnifying Party, within five Business Days’ time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third party claim, investigation, action, suit or proceeding. In the case of any such third party claim, investigation, action, suit or proceeding (other than as provided below), the Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense of, and subject to the other provisions of this Article IX, to the compromise or settlement of any third party claim, investigation, action, suit or proceeding unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party: (i) delivers a written confirmation to such Indemnified Party that the indemnification provisions of Section 9.01 are applicable to such claim, investigation, action, suit or proceeding and that the Indemnifying Party will indemnify such Indemnified Party in respect of such claim, investigation, action, suit or proceeding pursuant to the terms of Section 9.01, (ii) notifies such Indemnified Party in writing of the Indemnifying Party’s intention to assume the defense thereof, and (iii) retains legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such claim, investigation, action, suit or proceeding, in which case the Indemnifying Party will be entitled to exercise full control of the defense, compromise or settlement of such third party claim, investigation, action, suit or proceeding, except to the extent otherwise expressly provided herein. Notwithstanding anything herein to the contrary, in the case of any third party claim, investigation, action, suit or proceeding against DHC, New DHC or any of their respective Subsidiaries, DHC, New DHC or such Subsidiary, as applicable, will be entitled to exercise full control of the defense, compromise or settlement thereof.
          (b) If the Indemnifying Party so assumes the defense of any such claim, investigation, action, suit or proceeding in accordance herewith, then such Indemnified Party will cooperate with the Indemnifying Party in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof. If the Indemnifying Party so assumes the defense of any such claim, investigation, action, suit or proceeding, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel will be the expense of such Indemnified Party unless such Indemnified Party is a party to such claim, action, suit or proceeding, or a subject of such investigation, as applicable, and (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) such Indemnified Party has been advised by its counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party or that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim, investigation, action, suit or proceeding (in either of which cases the Indemnifying Party will not have the right to control the defense, compromise or settlement of such claim, investigation, action, suit or proceeding on behalf of the Indemnified Party), and in any such case described in clauses (i), (ii) or (iii) the reasonable fees and expenses of such separate counsel will be borne by the Indemnifying Party. No Indemnified Party will settle or compromise or consent to entry of any judgment with respect to any such claim, investigation, action, suit or proceeding for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, unless the Indemnifying Party had the right under this Section 9.03 to undertake control of the defense of such claim, investigation, action, suit or proceeding and, after reasonable notice, failed to do so. The Indemnifying Party will not, without the written consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such claim, investigation, action, suit or proceeding (x) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (y) in which the amount of money damages contemplated to be paid in connection with such settlement, compromise or judgment, exceeds any dollar limitations on the Indemnifying Party’s obligations hereunder pursuant to Section 9.01 or (z) that does not include as an unconditional term thereof the giving by the claimant, party conducting such investigation, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such claim, investigation, action, suit or proceeding.
     Section 9.04. Survival. The representations and warranties of ANPP contained herein will survive the Closing and continue in full force and effect (1) until the expiration of the applicable statute of limitations applicable to claims that may be asserted in respect of the matters covered thereby or related thereto, in the case of the representations and warranties set forth in Sections 4.01, 4.02, 4.04, 4.07 and 4.08, and (2) until the 12-month anniversary of the Closing Date, in the case of all other representations and warranties. The representations and warranties of the DHC Parties contained in Section 3.06(c) will survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations applicable to claims that may be asserted in respect of the matters covered thereby or related thereto. The covenants and agreements made by each Party in this Agreement will survive the Closing without limitation unless otherwise contemplated by their terms. Any representation, warranty or covenant that is the subject of a claim or dispute asserted in writing prior to the expiration of the applicable above-stated periods will survive with respect to such claim or dispute until the final resolution thereof.
     Section 9.05. Tax Treatment. For all Tax purposes and to the extent permitted by applicable Tax law, the Parties will treat any payment made pursuant to this Article IX to (1) ANPP as an adjustment of the original consideration occurring in connection with the Transactions and (2) to the DHC Parties as a capital contribution by ANPP to New DHC occurring in connection with the Transactions.
     Section 9.06. Exclusive Remedy. Following the Closing, except in the case of common law fraud, the sole and exclusive monetary remedy of the parties with respect to any and all claims arising from any breach of this Agreement or any of the other matters addressed in Section 9.01 will be pursuant to the indemnification provisions set forth in this Article IX.
ARTICLE X
Miscellaneous
     Section 10.01. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram, overnight courier or confirmed facsimile, as follows:
(a)	if to New DHC, DHC, or Merger Sub, to:

Discovery Holding Company 12300 Liberty Boulevard Englewood, Colorado 80112 Attn: Charles Y. Tanabe, Esq. Facsimile: (720) 875-5858

and with a copy to:

Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 Attn: Frederick McGrath, Esq. Facsimile: (212) 259-2530

(b)	if to ANPP or ANPP Parent, to:

Advance/Newhouse Programming Partnership 5000 Campuswood Drive

E.Syracuse, NY 13057 Attn: Robert J. Miron Facsimile: (315) 463-4127

and with a copy to:

Sabin, Bermant & Gould LLP Four Times Square New York, NY 10036 Attn: Craig D. Holleman, Esq. Facsimile: (212) 381-7226
or to such other Person or address as any party will specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications will be deemed to have been received on the date of delivery or on the third business day after the mailing thereof, except that any notice of a change of address will be effective only upon actual receipt thereof.
     Section 10.02. No Third Party Beneficiaries. The terms of this Agreement are not intended to confer any rights or remedies hereunder upon, and will not be enforceable by, any Person other than the parties hereto, other than with respect to the provisions of Article IX hereof, each indemnified person.
     Section 10.03. Waiver. No failure by any party to this Agreement to insist upon the strict performance of any covenant, agreement, term or condition hereof or to exercise any right or remedy consequent upon a breach of such or any other covenant, agreement, term or condition will operate as a waiver of such or any other covenant, agreement, term or condition of this Agreement. Any party to this Agreement, by notice given in accordance with Section 10.01, may, but will not be under any obligation to, waive any of its rights or conditions to its obligations under this Agreement, or any duty, obligation or covenant of any other party hereto. No waiver will affect or alter the remainder of this Agreement and each and every covenant, agreement, term and condition hereof will continue in full force and effect with respect to any other then existing or subsequent breach. The rights and remedies provided by this Agreement are cumulative and the exercise of any one right or remedy by any party will not preclude or waive its right to exercise any or all other rights or remedies.
     Section 10.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned prior to the Closing (including by operation of law, in a merger or other business combination) by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
     Section 10.05. Integration. This Agreement and the other Transaction Documents (including the schedules and exhibits hereto and thereto) constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and, except for the Nondisclosure Agreement, supersede all prior agreements and understandings of the parties in connection herewith, and no covenant, representation or condition not expressed in such Transaction

Documents will affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.
     Section 10.06. Captions. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof.
     Section 10.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.
     Section 10.08. Severability. Each provision of this Agreement will be considered separable and if for any reason any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.
     Section 10.09. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.
     Section 10.10. Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the Delaware Chancery Courts, or, if the Delaware Chancery Courts do not have subject matter jurisdiction, in the state courts of the State of Delaware located in Wilmington, Delaware, or in the United States District Court for any district within such state, for the purpose of any suit, action or other proceeding arising out of this Agreement or the Transactions. Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address in accordance with Section 10.01 will be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.10. Each party hereto irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably and unconditionally waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     Section 10.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
     Section 10.12. Specific Performance. Each of the parties to this Agreement agrees that the other parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which the nonbreaching parties may be entitled, at law or in equity, the nonbreaching parties may be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.
     Section 10.13. Amendments. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto at any time before or after receipt of the DHC Stockholder Approval, provided, however, that after the DHC Stockholder Approval and prior to the Closing, there will be made no amendment that by Law requires further approval by the DHC stockholders without the further approval of such stockholders.
     Section 10.14. Interpretation. When a reference is made in this Agreement to Exhibits, Schedules, Articles or Sections, such reference will be to an Exhibit, Schedule, Article or Section to this Agreement unless otherwise indicated. The words “include,” “includes,” “included,” and “including,” when used herein will be deemed in each case to be followed by the words “without limitation.” The words “close of business” will be deemed to mean 5:00 PM, New York City time, on the date specified. The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” will refer to the date of this Agreement. The term “or” is not exclusive and means “and/or” unless the context in which such phrase is used will dictate otherwise. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other such thing extends, and such phrase will not mean simply “if” unless the context in which such phrase is used dictates otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. Any reference in this Agreement to a Person will be deemed to be a reference to such Person and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all its assets.
     Section 10.15. Rules of Construction. Each of the parties to this Agreement agrees that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                    IN WITNESS WHEREOF, this Agreement has been duly executed by the parties, and is effective as of the day and year first above written.

DISCOVERY HOLDING COMPANY
By:	/s/ Charles Y. Tanabe
	Name:	Charles Y. Tanabe
	Title:	Senior Vice President

DISCOVERY COMMUNICATIONS, INC.
By:	/s/ Charles Y. Tanabe
	Name:	Charles Y. Tanabe
	Title:	Senior Vice President

DHC MERGER SUB, INC.
By:	/s/ Charles Y. Tanabe
	Name:	Charles Y. Tanabe
	Title:	Senior Vice President

ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP By: Newhouse Programming Holdings Corp., its Managing Partner
By:
Name:
Title:

[Signature Page to Transaction Agreement]

               IN WITNESS WHEREOF, this Agreement has been duly executed by the parties, and is effective as of the day and year first above written.

DISCOVERY HOLDING COMPANY
By:
Name:
Title:

DISCOVERY COMMUNICATIONS, INC.
By:
Name:
Title:

DHC MERGER SUB, INC.
By:
Name:
Title:

ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP By: Newhouse Programming Holdings Corp., its Managing Partner
By:	/s/ Donald E. Newhouse
Name:
Title:

[Signature Page to Transaction Agreement]

For purposes of Section 5.14 hereof only: ADVANCE PUBLICATIONS, INC.
By:	/s/ Donald E. Newhouse
Name:
Title:

NEWHOUSE BROADCASTING CORPORATION
By:	/s/ Donald E. Newhouse
Name:
Title:

[Signature Page to Transaction Agreement]